   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2000

                                                      REGISTRATION NO. 333-32812
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CIPHERGEN BIOSYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                           8731                          33-059-5156
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                             6611 DUMBARTON CIRCLE
                               FREMONT, CA 94555
                                 (510) 505-2100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             WILLIAM E. RICH, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CIPHERGEN BIOSYSTEMS, INC.
                             6611 DUMBARTON CIRCLE
                               FREMONT, CA 94555
                                 (510) 505-2100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

     MICHAEL J. O'DONNELL, ESQ.                    JOHN MONTGOMERY, ESQ.
      RICHARD L. PICHENY, ESQ.                BROBECK, PHLEGER & HARRISON LLP
  WILSON SONSINI GOODRICH & ROSATI                 TWO EMBARCADERO PLACE
      PROFESSIONAL CORPORATION                         2200 GENG ROAD
         650 PAGE MILL ROAD                         PALO ALTO, CA 94303
        PALO ALTO, CA 94304                            (650) 424-0160
           (650) 493-9300

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                5,000,000 SHARES

                                [CIPHERGEN LOGO]

                                  COMMON STOCK

    This is an initial public offering of shares of common stock of Ciphergen Biosystems, Inc. Ciphergen expects that the initial public offering price will be between $14.00 and $16.00 per share.

    The Nasdaq National Market has approved our common stock for trading and quotation under the symbol "CIPH."

    OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                           PER
                                                           SHARE         TOTAL
Public offering price....................................   $             $
Underwriting discounts and commissions...................   $             $
Proceeds, before expenses, to Ciphergen..................   $             $

    The underwriters may also purchase up to an additional 750,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

    The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

                             ---------------------
SG COWEN
                        ING BARINGS
                                                UBS WARBURG LLC

             , 2000

Description of inside front cover:
Graphics

Ciphergen Logo

Ciphergen Name

Caption: The ProteinChip-Registered Trademark- Company

Pictorial of ProteinChip Arrays and ProteinChip Reader

Caption: ProteinChip Software

Caption: ProteinChip Arrays

Caption: ProteinChip Reader

Pictoral insert showing ProteinChip Array being inserted into ProteinChip
Reader.

TEXT: The ProteinChip System is a unique combination of technologies on a single miniaturized biochip, which enable researchers to rapidly identify and quantify proteins in complex biological samples. The capture, analysis and management of protein information is useful for the diagnosis, monitoring, treatment and fundamental understanding of disease.

                               TABLE OF CONTENTS

                                           PAGE
Prospectus Summary.....................      5
Risk Factors...........................      9
Special Note Regarding Forward-Looking
  Statements...........................     17
Use of Proceeds........................     18
Dividend Policy........................     18
Capitalization.........................     19
Dilution...............................     20
Selected Consolidated Financial Data...     21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     22
Business...............................     29

                                           PAGE
Management.............................     41
Certain Transactions...................     51
Principal Stockholders.................     55
Description of Capital Stock...........     58
Shares Eligible for Future Sale........     61
Underwriting...........................     63
Legal Matters..........................     66
Experts................................     66
Where You Can Find Additional
  Information..........................     66
Index to Consolidated Financial
  Statements...........................    F-1

    UNTIL             , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY

    YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A 0.43-FOR-1 REVERSE STOCK SPLIT THAT WILL BE EFFECTED PRIOR TO CONSUMMATION OF THIS OFFERING AND ASSUMES (1) THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO 12,971,887 SHARES OF COMMON STOCK, WHICH INCLUDES 66,112 SHARES OF PREFERRED STOCK ISSUED UPON EXERCISE OF WARRANTS SUBSEQUENT TO JULY 31, 2000, AND (2) NO EXERCISE BY THE UNDERWRITERS OF THE OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    Ciphergen Biosystems, Inc. develops, manufactures and markets our ProteinChip System using patented Surface-Enhanced Laser Desorption/Ionization, or SELDI, technology. The ProteinChip System enables protein discovery, characterization and assay development to provide researchers with a better understanding of biological functions at the protein level. Protein characterization is the determination of the detailed identity of a protein, including its sequence as predicted by the corresponding gene and any chemical modifications introduced after the protein is produced. Assay development is the simplification and optimization of a set of procedures to develop a method for quantifying a specific protein. Our ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. While recent technological advances in deoxyribonucleic acid, or DNA, tools have substantially changed the field of genomics, the absence of enabling protein analysis tools has limited progress in proteomics research. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring of disease progression and the therapeutic effects of drugs. We believe proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease. In May 1999, we commercially launched our current ProteinChip System, Series PBS II.

    We believe our ProteinChip System is an enabling technology that will accelerate proteomics research. Our ProteinChip System integrates the key steps of proteomics research on a single, miniaturized biochip. A biochip is an inert material, such as metal or plastic, whose surface is modified in order to capture biological molecules, such as proteins, directly from complex biological samples. Our ProteinChip System consists of three components: disposable chips with multiple protein capture sites, or ProteinChip Arrays, a ProteinChip Reader and ProteinChip Software. Protein capture sites are individual chemical or biological surfaces on a biochip, each of which may capture specific classes of biological molecules. The ProteinChip System incorporates patented SELDI technology on a disposable chip. Our ProteinChip System captures, separates and quantitatively analyzes proteins directly from crude biological materials, such as whole blood, tissue and saliva, with minimal sample preparation. Our ProteinChip System allows researchers to compare proteins in the disease versus normal state and quantitatively analyze protein interactions. Our SELDI technology enhances protein detection by reducing signals from unwanted biomolecules that would otherwise obscure the measurement results. In addition, SELDI enables researchers to perform on-chip purification, sequencing, characterization and quantitative protein interaction analysis, and laser-based molecular weight detection.

    The entire genetic content of any organism, known as its genome, is encoded in strands of DNA. Cells carry out their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. The process of producing proteins from DNA is known as gene expression or protein expression. Diseases may be caused by a mutation of a gene that alters a protein, alters the gene's level of protein expression or by changes to the protein after gene expression. A protein biomarker is a protein that is present in a greater or lesser amount in a disease state versus a normal condition. Researchers can identify disease progression prior to the appearance of physical symptoms by monitoring protein biomarkers. In addition, researchers can use protein biomarkers to monitor disease treatment and identify new drug targets.

    We believe our ProteinChip System facilitates proteomics research in the following markets:

    - basic biology research;

    - clinical research and diagnostics; and

    - pharmaceutical research and development.

    We are establishing Biomarker Discovery Centers directly and through partnerships to foster adoption of our products and technology as an industry standard. We intend to discover and characterize new protein biomarkers from biological samples provided by our future collaborators. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in pharmaceutical drug discovery and development, including clinical trials, and in clinical research and diagnostic laboratories. We intend to obtain certain commercial rights related to biomarkers discovered in our Biomarker Discovery Centers. Currently, we have leased facilities for our Biomarker Discovery Centers in Copenhagen, Denmark and Fremont, California. We have entered into formal Biomarker Discovery Center partnerships with the MD Anderson Cancer Center and the Prostate Cancer Center at Eastern Virginia Medical School.

    We intend to establish our ProteinChip System as the enabling technology for protein biomarker discovery and proteomics research in the basic biology research, drug discovery and development and clinical research and diagnostic markets. Key elements of our strategy are to:

    - accelerate awareness and acceptance of our ProteinChip System;

    - expand product development and innovation;

    - establish Biomarker Discovery Centers; and

    - expand our intellectual property portfolio.

    In July 2000, we filed a lawsuit requesting a declaration that we have the right to sell information and service products, including through our Biomarker Discovery Centers, and also requesting a preliminary injunction preventing our sublicensor from terminating the sublicense agreements related to our core SELDI technology. If we were to lose the lawsuit and our sublicense agreements were terminated, we would be precluded from selling any SELDI-based products, and would lose substantially all of our revenue.

    Our principal executive offices are located at 6611 Dumbarton Circle, Fremont, California 94555 and our telephone number is (510) 505-2100. Our corporate web site is www.ciphergen.com. We do not intend the reference to our web address to constitute incorporation by reference of the information contained at that site. The information found on our site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock. We were incorporated in California in December 1993, and reincorporated in Delaware in June 2000.

                                  THE OFFERING

Common stock we are offering...............................  5,000,000 shares

Common stock to be outstanding after this offering.........  25,130,567 shares

Underwriters' over-allotment option........................  750,000 shares

Use of proceeds............................................  We intend to use the net proceeds for working capital, establishment of
                                                             Biomarker Discovery Centers, expansion
                                                             of facilities, selected strategic
                                                             investments or acquisitions and general
                                                             corporate purposes. See "Use of
                                                             Proceeds."

Nasdaq National Market symbol..............................  CIPH

    The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding on July 31, 2000. This number:

    - includes 7,158,680 shares of our currently outstanding common stock;

    - includes the conversion of all outstanding shares of series A, B, C, D and E preferred stock into an aggregate of 12,905,775 shares of common stock, which will automatically occur at the closing of this offering;

    - includes warrants to purchase 66,112 shares of preferred stock at a weighted average exercise price of $2.95 per share, which warrants were exercised subsequent to July 31, 2000;

    - excludes 1,542,600 shares of common stock issuable upon the exercise of stock options outstanding under our 1993 Stock Option Plan at a weighted average exercise price of $2.98 per share;

    - excludes 114,305 shares of common stock reserved for future grant under our 1993 Stock Option Plan;


    - excludes 172,000 additional shares reserved on August 10, 2000, for future issuance under the 1993 Stock Option Plan;


    - excludes 1,075,000 shares of common stock reserved for future issuance under the 2000 Stock Plan;

    - excludes 215,000 shares of common stock reserved for future issuance under the 2000 Employee Stock Purchase Plan;

    - excludes 57,600 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.73 per share; and

    - excludes 210,700 shares of common stock issuable to Stanford Research Systems, Inc. upon expected achievement of certain product development milestones under a product development agreement dated February 2, 1995 and amended on June 2, 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary historical financial data has been derived from our audited financial information and unaudited interim financial information and sets forth summary consolidated financial data of our business. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See
note 1 to our consolidated financial statements for information regarding computation of net loss per share attributable to common stockholders and pro forma net loss per share attributable to common stockholders.

                                                                                          SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,           JUNE 30,
                                                        ------------------------------   -------------------
                                                          1997       1998       1999       1999       2000
                                                        --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue.....................................  $ 1,283    $ 2,308    $ 4,128    $ 1,784    $  3,188
  Revenue from related parties........................       --        625        882          5         453
                                                        -------    -------    -------    -------    --------
Total revenue.........................................    1,283      2,933      5,010      1,789       3,641
Loss from operations..................................   (5,779)    (7,909)    (7,990)    (4,194)     (9,654)
Net loss..............................................   (6,005)    (8,052)    (8,046)    (4,224)     (9,209)
Dividend related to beneficial conversion feature of
  preferred stock.....................................       --         --         --         --     (27,228)
Net loss attributable to common stockholders..........   (6,005)    (8,052)    (8,046)    (4,224)    (36,437)
Net loss per share attributable to common
  stockholders:
  Basic and diluted...................................  $ (2.07)   $ (1.62)   $ (1.26)   $ (0.67)   $  (5.53)
  Shares used in computing net loss per share
    attributable to common stockholders, basic and
    diluted...........................................    2,903      4,970      6,397      6,306       6,585
Pro forma net loss per share attributable to common
  stockholders:
  Basic and diluted...................................                        $ (0.55)              $  (2.04)
  Shares used in computing net loss per share
    attributable to common stockholders, basic and
    diluted (pro forma)...............................                         14,594                 17,845

    The following table contains a summary of our consolidated balance sheet at June 30, 2000:

    - on an actual basis;

    - on a pro forma, basis to reflect the conversion of all outstanding shares of preferred stock on a one-for-one basis into 12,905,775 shares of common stock effective upon the closing of this offering; and

    - on a pro forma, as adjusted basis, to reflect the sale of 5,000,000 shares of common stock offered hereby at an assumed initial public offering price per share of $15.00 after deducting estimated underwriting discounts, commissions and offering expenses and to reflect the exercise and conversion of warrants to purchase 66,112 shares of convertible preferred stock at a weighted average exercise price of $2.95 per share, which warrants were exercised subsequent to June 30, 2000.

                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                                     PRO FORMA,
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 24,027   $ 24,027     $ 92,472
Working capital.............................................    22,439     22,439       90,884
Total assets................................................    33,311     33,311      101,756
Long-term debt and capital lease obligations, net of current
  portion...................................................       609        609          609
Convertible preferred stock and warrants....................    53,783         --           --
Total stockholders' equity (deficit)........................   (27,342)    26,441       94,886

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.

                      RISKS RELATED TO US AND OUR BUSINESS

IF WE ARE UNABLE TO MAINTAIN OUR LICENSED RIGHTS TO THE SELDI TECHNOLOGY, WE MAY LOSE THE RIGHT TO PRODUCE OUR PROTEINCHIP SYSTEMS AND PRODUCTS BASED ON THE SELDI TECHNOLOGY.

    Our commercial success depends on our ability to maintain our sublicenses to the SELDI technology. We acquired our core SELDI technology, which was originally developed at the Baylor College of Medicine, pursuant to royalty-bearing sublicenses in the fields in which we operate. Our rights under these sublicenses are set forth in agreements between Molecular Analytical Systems, Inc., or MAS, the exclusive licensee of the Baylor patents, and our subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc.

    In June 2000, MAS sent us letters signed by T. William Hutchens, President. Dr. Hutchens is the beneficial owner of approximately 16% of our outstanding shares prior to this offering and was formerly one of our directors and an officer. The letters notify us that as a result of an alleged material breach by us of our obligations under the sublicense agreements, the sublicense agreements will terminate unless we cure the alleged breaches. In other communications with us, Dr. Hutchens has asserted that LumiCyte, Inc., another company with which he is involved, holds exclusive rights to the SELDI technology in the field of information and service products and, therefore he alleges, we do not have rights to sell such information and service products, including through our Biomarker Discovery Centers. Dr. Hutchens also claims that MAS shares certain rights with us in the area of drug discovery.

    In July 2000, we filed a lawsuit against MAS and LumiCyte requesting a declaration that we have the right to sell information and service products, including through our Biomarker Discovery Centers, and requesting a preliminary injunction preventing MAS from terminating the sublicense agreements. We have not received a decision from the court regarding our requests for relief. Ciphergen and MAS have entered into an agreement that provides that MAS's license termination notices are suspended pending the conclusion of this lawsuit. The agreement also provides for a 60 day stay of litigation between the parties, during which the parties have agreed to attempt to resolve their differences. We believe that our case has merit and if we are unable to resolve the dispute during this period, we intend to pursue the litigation aggressively. Although we believe that the resolution of the litigation will not harm our ability to continue to pursue our business and strategy, litigation is unpredictable and we may not prevail. The court may determine that LumiCyte or other companies possess exclusive rights to provide information products and service products that we seek to exercise as part of our business described in this prospectus. The sublicense agreements referred to above provide for termination in the event of material breach. Therefore, if we lose the lawsuit, and if it were determined that the sublicense agreements had been breached by our activities, such as proteomics services for fees, there is a risk that our sublicense agreements to sell ProteinChip Readers and Arrays could be terminated. Substantially all of our revenue is derived from products relying on technology covered by the sublicense agreements. If the agreements were terminated, we would be precluded from selling any SELDI-based products within the scope of the Baylor patents, unless we were unable to obtain a license to these rights, we would no longer generate revenue from the sale of these products and we would have to revise our business direction and strategy. See "Legal Proceedings."

IF WE FAIL TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS, OUR REVENUE WILL NOT INCREASE AND WE WILL NOT ACHIEVE PROFITABILITY.

    We have recently begun full commercialization of our products. Our success will depend on our ability to continue to develop and expand commercial sales of our ProteinChip System, including our ProteinChip Arrays. In addition, we may incur difficulties in producing our ProteinChip System or we may not be able to produce it economically, we may fail to achieve expected performance levels, or we may have to set a price for it that is unacceptable to the industry. We may not be able to successfully develop and commercialize our ProteinChip System or any other products on a timely basis, achieve anticipated performance levels, gain industry acceptance of such products or develop a profitable business.

IF WE ARE UNABLE TO ESTABLISH THE ACCURACY AND UTILITY OF OUR PRODUCTS, WE WILL NOT ACHIEVE MARKET ACCEPTANCE.

    We introduced our second generation ProteinChip System, Series PBS II, and second generation ProteinChip Arrays in May 1999. The commercial success of our ProteinChip System will depend upon validating its accuracy and utility for additional biological applications and increasing its market acceptance by researchers in pharmaceutical and biotechnology companies, academic and government research centers and clinical reference laboratories. If the accuracy of our ProteinChip System in providing commercially useful protein information proves to be not equal to or better than current technologies, it could seriously undermine market acceptance of our products and damage our ability to become profitable.

IF WE ARE UNABLE TO PROVIDE OUR CUSTOMERS WITH SOFTWARE THAT ENABLES THE INTEGRATION AND ANALYSIS OF LARGE VOLUMES OF DATA, THE ACCEPTANCE AND USE OF OUR PRODUCTS MAY BE LIMITED.

    The successful commercial research application of our products requires that they enable researchers to process and analyze large volumes of data and to integrate the results into other phases of their research. The nature of our software enables a level of integration and analysis that is adequate for many projects. However, if we do not continue to develop and improve the capabilities of our ProteinChip Software to perform more complex analyses of customer samples and to meet increasing customer expectations, our products may not gain market acceptance, we may lose our current customers and we may be unable to develop a profitable business.

WE EXPECT TO CONTINUE TO INCUR NET LOSSES IN THE FORESEEABLE FUTURE. IF WE ARE UNABLE TO SIGNIFICANTLY INCREASE OUR REVENUES, WE MAY NEVER ACHIEVE PROFITABILITY.

    From our inception in December 1993, through June 30, 2000, we have generated cumulative revenue of approximately $13.2 million and have incurred net losses of approximately $37.8 million. We have experienced significant operating losses each year since our inception and expect these losses to continue for the next several years. For example, we experienced net losses of approximately $6.0 million in 1997, $8.1 million in 1998 and $8.0 million in 1999, and $9.2 million for the six months ended June 30, 2000. Our losses have resulted principally from costs incurred in research and development, sales and marketing, and general and administrative costs associated with our operations. These costs have exceeded our interest income and revenue, which, to date, have been generated principally from product sales. We expect to incur additional operating losses and these losses may be substantial as a result of increases in expenses for manufacturing, marketing and sales capabilities, research and product development and general and administrative costs. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

IF WE DO NOT EFFECTIVELY MANAGE GROWTH, MANAGEMENT ATTENTION COULD BE DIVERTED AND OUR ABILITY TO INCREASE REVENUES AND PROFITABILITY COULD BE HARMED.

    We are rapidly and significantly expanding our operations, which is placing a significant strain on our financial, managerial and operational resources. For example, we have recently relocated our corporate headquarters and plan to significantly increase our worldwide sales force and other personnel, and plan to establish additional Biomarker Discovery Centers. These changes could divert management attention or otherwise disrupt our operations. In order to achieve and manage this growth effectively, we must continue to improve and expand our operational and financial management capabilities and resources. Moreover, we will need to effectively train, integrate, motivate and retain our employees. Our failure to manage our growth effectively could damage our ability to increase revenue and become profitable.

IF WE ARE UNABLE TO SUCCESSFULLY EXPAND OUR LIMITED MANUFACTURING CAPACITY, WE MAY ENCOUNTER MANUFACTURING AND QUALITY CONTROL PROBLEMS AS WE INCREASE OUR EFFORTS.

    We currently have only one manufacturing facility at which we produce limited quantities of our ProteinChip Arrays and ProteinChip Readers. Some aspects of our manufacturing processes may not be easily scalable to allow for production of our ProteinChip Arrays or ProteinChip Readers in larger volumes, resulting in higher than anticipated material, labor and overhead costs per unit. As a result, manufacturing and quality control problems may arise as we increase our level of production. We may not be able to increase our manufacturing capacity in a timely and cost-effective manner and we may experience delays in manufacturing new products. If we are unable to consistently manufacture our ProteinChip Arrays and ProteinChip Readers on a timely basis because of these or other factors, we will not be able to meet anticipated demand or become profitable.

WE FACE INTENSE COMPETITION IN OUR CURRENT AND POTENTIAL MARKETS AND IF OUR COMPETITORS DEVELOP NEW TECHNOLOGIES OR PRODUCTS, OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE AND MAY FAIL TO CAPTURE MARKET SHARE.

    Competition in our existing and potential markets is intense and we expect it to increase. Currently, our principal competition comes from existing technologies that are used to perform many of the same functions for which we market our ProteinChip System.

    The major technologies that compete with our ProteinChip System are liquid chromatography-mass spectrometry and 2D-gel electrophoresis-mass spectrometry. In the life science research market, protein research tools are currently provided by companies such as the Applied Biosystems division of PE
Biosystems, Inc., Amersham Pharmacia Biotech, Boehringer-Mannheim, Qiagen N.V. and several smaller reagent and equipment companies. Several other companies also provide products and services, some of which may be competitive with ours. Additionally, our potential customers may internally develop competing technologies. If we fail to compete effectively with these technologies and products, or if competitors develop significant improvements in protein detection systems or develop systems that are easier to use, our products may not achieve market acceptance and our sales may not increase.

IF THE GOVERNMENT GRANTS A LICENSE TO OTHERS TO THE SELDI TECHNOLOGY, IT MAY HARM OUR BUSINESS.

    Some of the inventions covered by the sublicense agreements were developed under a grant from an agency of the U.S. government and therefore the government has a paid-up nonexclusive nontransferable license to those inventions and the right in limited circumstances to grant a license to others on reasonable terms. If the government exercises those rights our business could be harmed.

IF A COMPETITOR INFRINGES OUR PROPRIETARY RIGHTS, WE MAY LOSE ANY COMPETITIVE ADVANTAGE WE MAY HAVE AS A RESULT OF DIVERSION OF MANAGEMENT TIME, ENFORCEMENT COSTS AND THE LOSS OF THE EXCLUSIVITY OF OUR PROPRIETARY RIGHTS.

    Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks and trade secrets to protect our technology and brand. In addition to our licensed SELDI technology, we also have submitted patent applications directed to subsequent technological improvements and application of the SELDI technology. Our patent applications may not result in us being granted additional U.S. patents.

    If competitors engage in activities that infringe our proprietary rights, our management's focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which would harm our competitive position. We cannot be sure that others will not design around our patented technology.

    We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside of us. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

IF OTHERS SUCCESSFULLY ASSERT THEIR PROPRIETARY RIGHTS AGAINST US, WE MAY BE PRECLUDED FROM MAKING AND SELLING OUR PRODUCTS OR WE MAY BE REQUIRED TO OBTAIN LICENSES TO USE THEIR TECHNOLOGY.

    Our success also depends on avoiding infringing on the proprietary technologies of others. We are aware of third parties whose business involves the use of mass spectrometry for the analysis of proteins and DNA. Certain of these parties have issued patents or pending patent applications on technology that they might assert against us. If they successfully make such assertions, we may be required to obtain licenses to use that technology and such licenses may not be available on commercially reasonable terms, if at all. We may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another's proprietary technology. Any such lawsuit may not be decided in our favor, and if we are found liable, we may be subject to monetary damages or injunction against using their technology.

IF WE ARE UNSUCCESSFUL IN OBTAINING A FEDERAL REGISTRATION FOR THE SELDI TRADEMARK AND WE ARE SUCCESSFULLY SUED FOR TRADEMARK INFRINGEMENT, WE MAY BE REQUIRED TO LICENSE THE MARK OR CHANGE THE NAME OF OUR TECHNOLOGY AND INCUR ASSOCIATED COSTS.

    Molecular Analytical Systems has opposed our trademark application for the SELDI mark on the basis of alleged earlier use of SELDI. That opposition remains pending. As a result, we may not be successful in obtaining a federal registration for the mark and may be sued by Molecular Analytical Systems for trademark infringement based on Molecular Analytical Systems' prior claimed rights to the SELDI mark. If Molecular Analytical Systems is successful, we will have to license rights to the mark or not use the name, and we will be subjected to costs and damages.

WE RELY ON SINGLE-SOURCE SUPPLIERS FOR MANY COMPONENTS OF OUR PROTEINCHIP SYSTEM AND IF WE ARE UNABLE TO OBTAIN COMPONENTS WE WOULD BE HARMED AND OUR OPERATING RESULTS WOULD SUFFER.

    We depend on many single-source suppliers for the necessary materials and components required to assemble our products. Because of limited quantities of products manufactured at this stage of our development it is not economically feasible to qualify and maintain alternate vendors for most components of our ProteinChip Reader and ProteinChip Arrays. We have occasionally experienced delays in receiving components resulting in manufacturing delays. If we are unable to procure the necessary materials and components from our current vendors, we will have to arrange new sources of supply and our materials and components shipments could be delayed, harming our ability to assemble and manufacture our ProteinChip Reader and ProteinChip Arrays, and our ability to sustain or increase revenue could be harmed. As a result, our costs could increase and our profitability could be harmed.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN.

    We currently anticipate that the net proceeds of this offering will be sufficient to meet our anticipated financial needs for at least the next two years. However, we may need to raise additional capital sooner in order to develop new or enhanced products or services, establish Biomarker Discovery Centers and other facilities, acquire complementary products, businesses or technologies to respond to competitive pressures. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully execute our business plan.

IF WE ARE UNABLE TO REDUCE OUR LENGTHY SALES CYCLE, OUR ABILITY TO BECOME PROFITABLE WILL BE HARMED.

    Our ability to obtain customers for our products depends in significant part upon the perception that our products and services can help enable protein biomarker discovery, characterization and assay development. From the time we make initial contact with a potential customer until we receive a binding purchase order typically takes between a few months to one year. Our sales effort requires the effective demonstration of the benefits of our products to and significant training of many different departments within a potential customer. These departments might include research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. We may expend substantial funds and management effort and may not be able to successfully sell our products or services in a short enough time to achieve profitability.

IF THERE ARE REDUCTIONS IN RESEARCH FUNDING, THE ABILITY OF OUR EXISTING AND PROSPECTIVE RESEARCH CUSTOMERS TO PURCHASE OUR PRODUCTS COULD BE SERIOUSLY HARMED.

    A significant portion of our products for research use is likely to be sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies, such as the National Institutes of Health. Government funding for research and development has fluctuated significantly in the past due to changes in congressional appropriations. Research funding by the government may be significantly reduced in the future. Any such reduction may seriously harm the ability of our existing and prospective research customers to purchase our products or reduce the number of ProteinChip Arrays used. Limitations in funding for commercial, academic and biotechnology and pharmaceutical companies that are the potential customers for our ProteinChip System and ProteinChip Arrays and cost containment pressures for biomedical research may limit our ability to sell our products.

CONSOLIDATION IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES MAY REDUCE THE SIZE OF OUR TARGET MARKET AND CAUSE A DECREASE IN OUR REVENUE.

    Consolidation in the pharmaceutical and biotechnology industries is generally expected to occur. Planned or future consolidation among our current and potential customers could decrease or slow sales of our technology and reduce the markets our products target. Any such consolidation could limit the market for our products and seriously harm our ability to achieve or sustain profitability.

IF WE ARE UNABLE TO ATTRACT CLIENTS FOR OUR BIOMARKER DISCOVERY CENTERS, WE WILL NOT BE SUCCESSFUL IN FURTHERING ADOPTION OF OUR PRODUCTS AND TECHNOLOGY AND ACHIEVING PROFITABILITY.

    An element of our business strategy is to establish Biomarker Discovery Centers in part through partnerships with academic and government research centers, and pharmaceutical and biotechnology companies. Although we are currently in negotiation with potential partners and clients, to date we have entered into only four such arrangements. Failure to enter into additional arrangements could limit adoption of our products and prevent us from achieving profitability.

                         RISKS RELATED TO THIS OFFERING

IF OUR STOCK PRICE IS VOLATILE, YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

    There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering. The price of our stock may decline after this offering.

IF OUR OPERATING RESULTS FLUCTUATE, IT MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Our results of operations historically have fluctuated on an annual and quarterly basis, and we expect this trend to continue. In recent years, we have generated significantly more revenues during our fourth quarter than during our first quarter. Operating results can fluctuate as a result of a number of factors, including:

    - the commencement, delay or cancellation of purchase orders;

    - seasonal slowdowns;

    - costs incurred in developing and testing our products and product enhancements;

    - costs incurred in anticipation of future sales, such as inventory purchases, expansion of manufacturing facilities, or establishment of international sales offices;

    - legal costs incurred in protecting our technology; and

    - budget cycles of our customers.

    We believe that period-to-period comparisons of our historical and future results will not necessarily be meaningful, and that investors should not rely on them as indicators of future performance. To the extent we experience the factors described above, our future operating results may not meet the expectations of securities analysts or investors from time to time, which may cause the market price of our common stock to decline.

BECAUSE THE NASDAQ NATIONAL MARKET IS LIKELY TO EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS, PARTICULARLY WITH RESPECT TO THE STOCK OF BIOTECHNOLOGY COMPANIES SUCH AS OURS, THE PRICE OF OUR STOCK MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

    The market price of our common stock could fluctuate significantly as a result of:

    - our susceptibility to quarterly variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations;

    - earnings and other announcements by, and changes in analyst and investor evaluations of, pharmaceutical and biotechnology firms and us;

    - announcements or implementation by us or our competitors of technological innovations or new products or services; and

    - trading volume of our common stock.

    The securities of many companies have experienced significant price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of biotechnology companies have sometimes reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to the operating performances of these companies. If the market price of our common stock reaches an elevated level following this offering, it may significantly and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were to become involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, our business could suffer.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE A DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK, EVEN IF OUR BUSINESS IS DOING WELL.

    Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common stock. Upon completion of the offering, we will have outstanding an aggregate of 25,130,567 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after July 31, 2000. Of these outstanding shares, the 5,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 20,130,567 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933.

    All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus. SG Cowen may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the various provisions of the Securities Act of 1933, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

    Shares of our common stock, other than shares sold in this offering, will become eligible for sale in the public market as follows:

At the effective date.....................................      88,082 shares
90 days after effective date..............................         795 shares
181 days after effective date.............................  19,914,304 shares
More than 181 days after effective date...................     127,386 shares

    Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK MAY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

    Immediately following this offering, our executive officers and directors, or entities controlled by them, together with greater than five percent stockholders and their affiliates will own approximately 40.5% of the outstanding shares of our common stock.

    If our significant stockholders choose to act or vote together on other matters, they will have the power to control the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers, acquisitions or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN OUR CONTROL AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    Amendments to our certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of us. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for us or reduce any premiums paid to our stockholders for their common stock. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of blank check preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. Our Certificate of Incorporation also provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of our board of directors could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring control of us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    We have made statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things: projections of our future results of operations or of our financial condition; our market opportunity; deployment, capabilities and uses of our products; advantages and advancements that may be enabled by our products; product development and product innovations; the importance of proteomics as a major focus of biology research; collaborations and partnerships; establishment of Biomarker Discovery Centers; securing commercial rights to biomarkers discovered at our Biomarker Discovery Centers; expansion of our intellectual property portfolio; growth in our research and development, sales, marketing and general administrative expenses; and anticipated trends in our business.


    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

    You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "CIPHERGEN BIOSYSTEMS," "CIPHERGEN," "WE," "US" AND "OUR" REFER TO CIPHERGEN BIOSYSTEMS, INC., A DELAWARE CORPORATION.

    CIPHERGEN AND PROTEINCHIP ARE U.S. REGISTERED TRADEMARKS OF CIPHERGEN BIOSYSTEMS, INC. IN ADDITION, CIPHERGEN HAS FILED FOR TRADEMARK REGISTRATION OF SELDI, THE CIPHERGEN LOGO AND BIOMARKER DISCOVERY CENTER. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS AND TRADENAMES OF OTHER PARTIES.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $15.00 per share will be approximately $68.3 million after deducting the underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase an additional 750,000 shares of common stock, we estimate that such net proceeds will be approximately $78.7 million.

    We expect to use the net proceeds from this offering primarily for:

    - working capital--approximately $14.0 million;

    - establishment of Biomarker Discovery Centers--approximately $6.0 million;

    - expansion of our facilities--approximately $3.0 million;

    - general corporate purposes, including selected strategic investments or acquisitions--approximately $45.3 million.


    Based upon the current status of our product development and commercialization plans, we believe that the net proceeds of this offering, together with our cash, cash equivalents and investments, will be adequate to satisfy our capital needs through at least the next two years. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade non-government and U.S. government securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance operations and we do not anticipate paying cash dividends in the foreseeable future. Our current equipment financing facilities and bank line-of-credit restrict our ability to declare and pay any dividends without the prior consent of our lenders.

                                 CAPITALIZATION

    The following table sets forth our capitalization at June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion upon the closing of this offering of all outstanding shares of convertible preferred stock on a one-for-one basis into 12,905,775 shares of common stock; and

    - on a pro forma, as adjusted basis, to reflect the sale of the common stock offered by this prospectus at an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discounts, commissions and offering expenses, and to reflect the exercise of warrants to purchase 66,112 shares of convertible preferred stock at a weighted average exercise price of $2.95 per share, which warrants were exercised subsequent to June 30, 2000.

    You should read the following table in conjunction with our consolidated financial statements and related notes included in this prospectus.

                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                         (UNAUDITED)
                                                                                     PRO FORMA,
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                (IN THOUSANDS EXCEPT PER SHARE
                                                                      AND SHARE AMOUNTS)
Long-term debt and capital lease obligations, net of current
  portion...................................................  $    609   $    609     $    609
                                                              --------   --------     --------
Convertible preferred stock, $0.001 par value,
  Authorized: 13,869,067 shares, actual; 5,000,000, pro
    forma and pro forma, as adjusted
  Issued and outstanding: 12,905,775 shares actual; none,
    pro forma and pro forma, as adjusted....................    53,215         --           --
                                                              --------   --------     --------
Preferred stock warrants....................................       568         --           --
                                                              --------   --------     --------
Stockholders' equity (deficit):
Common stock, $0.001 par value,
  Authorized: 25,800,000 shares, actual; 80,000,000 pro
    forma and pro forma, as adjusted
  Issued and outstanding: 7,158,680 shares actual;
    20,064,455 shares pro forma; 25,130,567 shares pro
    forma, as adjusted......................................         7         20           25
    Additional paid-in capital..............................    25,862     79,632      148,072
    Notes receivable from stockholders......................      (767)      (767)        (767)
    Deferred stock compensation.............................   (14,650)   (14,650)     (14,650)
    Accumulated deficit.....................................   (37,794)   (37,794)     (37,794)
                                                              --------   --------     --------
Total stockholders' equity (deficit)........................   (27,342)    26,441       94,886
                                                              --------   --------     --------
Total capitalization........................................  $ 27,050   $ 27,050     $ 95,495
                                                              ========   ========     ========

    The information in the table above does not include:

    - 1,545,009 shares of common stock issuable upon exercise of options outstanding under our stock option plan at a weighted average exercise price of $2.98 per share;

    - 111,896 shares of common stock reserved for future grant under our 1993 stock option plan;


    - 172,000 additional shares reserved on August 10, 2000, for future grant under our 1993 Stock Option Plan;


    - 215,000 shares of common stock reserved for future issuance under the 2000 Employee Stock Purchase Plan;

    - 1,075,000 shares of common stock reserved for future issuance under the 2000 Stock Plan;

    - 57,600 shares of our common stock issuable upon exercise of warrants at a weighted average exercise price of $2.73 per share; and

    - 210,700 shares of common stock issuable to Stanford Research
      Systems, Inc. upon expected achievement of certain product development milestones under the product development agreement dated February 2, 1995 and amended on June 2, 2000.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000, was $25.9 million or $1.29 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock into 12,905,775 shares of common stock in connection with this offering. Our pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of June 30, 2000, assuming the conversion of all outstanding shares of preferred stock.

    After giving effect to the sale of 5,000,000 shares of common stock we are offering hereby at an assumed initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, our net tangible book value as of June 30, 2000, would have been approximately $94.2 million or $3.76 per share. This represents an immediate increase in net tangible book value of $2.47 per share to existing stockholders and an immediate dilution of $11.24 per share to the investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution.

    Pro forma net tangible book value dilution per share represents the incremental dilutive effect of the exercise of warrants to purchase 66,112 shares of convertible preferred stock at a weighted average exercise price of $2.95 per share, which warrants will expire at the closing of this offering.

Assumed initial public offering price per share.............              $15.00
Historical net tangible book value per share as of June 30,
  2000......................................................   $ 3.62
Decrease due to assumed conversion of preferred stock to
  common stock..............................................    (2.33)
Pro forma net tangible book value per share as of June 30,
  2000......................................................     1.29
Increase attributable to new investors......................     2.47
                                                               ------
Pro forma net tangible book value per share after the
  offering..................................................                3.76
                                                                          ------
Dilution per share to new investors.........................               11.24
Incremental dilution occurring upon exercise of warrants....                0.01
                                                                          ------
Pro forma dilution per share to new investors...............              $11.25
                                                                          ======

    The following table summarizes, as of June 30, 2000, on the pro forma basis described above, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                                              SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                            ---------------------   -----------------------   PRICE PER
                                              NUMBER     PERCENT       AMOUNT      PERCENT      SHARE
                                            ----------   --------   ------------   --------   ---------
Existing Stockholders.....................  20,130,567      80%     $ 59,023,131      44%     $   2.93
New Investors.............................   5,000,000      20        75,000,000      56         15.00
                                            ----------     ---      ------------     ---
Total.....................................  25,130,567     100%     $134,023,131     100%
                                            ==========     ===      ============     ===

    This discussion and tables above assume no exercise of options outstanding under our stock option plan. As of July 31, 2000, there were options outstanding to purchase a total of 1,542,600 shares of common stock at a weighted average exercise price of $2.98 per share and 114,305 shares available for future grant or issuance under our stock option plan. The discussion and tables above also assume no exercise of any outstanding warrants, other than those expected to be exercised due to their termination at the time of this offering. It also does not include 210,700 shares of preferred stock issuable upon possible achievement of product development milestones by Stanford Research Systems, Inc. As of July 31, 2000, there were outstanding warrants to purchase 123,712 shares of our preferred stock at a weighted average exercise price of $2.85 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998, and 1999, and the consolidated balance sheet data as of December 31, 1998, and 1999, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997, are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999, and 2000, and the consolidated balance sheet data as of June 30, 2000, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period. The historical results are not necessarily indicative of the operating results to be expected in the future and the results of interim periods are not necessarily indicative of the results for a full year.

    See the notes to the consolidated financial statements for an explanation of the method used to determine the numbers of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                                                                                                                  SIX MONTHS
                                                                     YEARS ENDED DECEMBER 31,                   ENDED JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue....................................  $    --    $   335    $ 1,283    $ 2,308    $ 4,128    $ 1,784    $  3,188
  Revenue from related parties.......................       --         --         --        625        882          5         453
                                                       -------    -------    -------    -------    -------    -------    --------
      Total revenue..................................       --        335      1,283      2,933      5,010      1,789       3,641
Cost of revenue:
  Product revenue....................................       --        412      1,002        843      1,402        690       1,215
  Revenue from related parties.......................       --         --         --        225        306          2         296
                                                       -------    -------    -------    -------    -------    -------    --------
      Total cost of revenue..........................       --        412      1,002      1,068      1,708        692       1,511
                                                       -------    -------    -------    -------    -------    -------    --------
      Gross margin...................................       --        (77)       281      1,865      3,302      1,097       2,130
                                                       -------    -------    -------    -------    -------    -------    --------
Operating expenses:
  Research and development...........................    1,180      1,906      3,249      4,733      3,139      1,524       2,876
  Sales and marketing................................       89        421      1,315      2,662      4,989      2,416       3,553
  General and administrative.........................      826        650      1,332      2,100      2,799      1,168       5,188
  Amortization of intangible assets..................                            164        279        365        183         167
                                                       -------    -------    -------    -------    -------    -------    --------
    Total operating expenses.........................    2,095      2,977      6,060      9,774     11,292      5,291      11,784
                                                       -------    -------    -------    -------    -------    -------    --------
Loss from operations.................................   (2,095)    (3,054)    (5,779)    (7,909)    (7,990)    (4,194)     (9,654)
Interest and other income (expense), net.............        4       (102)      (226)      (143)       (56)       (30)        445
                                                       -------    -------    -------    -------    -------    -------    --------
Net loss.............................................   (2,091)    (3,156)    (6,005)    (8,052)    (8,046)    (4,224)     (9,209)
Dividend related to beneficial conversion feature of
  preferred stock....................................       --         --         --         --         --         --     (27,228)
                                                       -------    -------    -------    -------    -------    -------    --------
Net loss attributable to common stockholders.........  $(2,091)   $(3,156)   $(6,005)   $(8,052)   $(8,046)   $(4,224)   $(36,437)
                                                       =======    =======    =======    =======    =======    =======    ========
Basic and diluted net loss per share attributable to
  common stockholders................................  $ (3.08)   $ (3.70)   $ (2.07)   $ (1.62)   $ (1.26)   $ (0.67)   $  (5.53)
Weighted average shares used in computing basic and
  diluted net loss per share attributable to common
  stockholders.......................................      677        854      2,903      4,970      6,397      6,306       6,585
Pro forma basic and diluted net loss per share
  attributable to common stockholders (unaudited)....                                              $ (0.55)              $  (2.04)
Weighted average shares used in computing pro forma
  basic and diluted net loss per share attributable
  to common stockholders.............................                                               14,594                 17,845

                                                                                AS OF DECEMBER 31,
                                                               ----------------------------------------------------   JUNE 30,
                                                                 1995       1996       1997       1998       1999       2000
                                                               --------   --------   --------   --------   --------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   127    $   900    $   416    $ 7,002    $ 2,799    $ 24,027
Working capital.............................................       (80)     1,063     (1,958)     6,616      1,533      22,439
Total assets................................................       752      2,219      2,869     11,144      6,844      33,311
Long-term debt and capital lease obligations, net of current
  portion...................................................       285        474        576        381        483         609
Convertible preferred stock and warrants....................     3,317      7,506     10,425     24,619     25,694      53,783
Total stockholders' deficit.................................    (3,267)    (6,404)   (11,375)   (16,275)   (22,938)    (27,342)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. PLEASE REFER TO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS."

OVERVIEW

    We develop, manufacture and sell our ProteinChip System, which consists of disposable ProteinChip Arrays, a ProteinChip Reader and ProteinChip Software. We market and sell our products primarily to research biologists in pharmaceutical and biotechnology companies and academic and government research laboratories. As part of our early product design effort, in February 1995, we signed an agreement with Stanford Research Systems, a Sunnyvale, California based manufacturer of electronic test equipment, to assist in this development. As part of our early market research activities, in the fourth quarter of 1996, we began selling an early prototype of our reader, which we purchased from a supplier in the U.K., combined with our own software. In April 1997, we acquired IllumeSys Pacific, Inc., which held specific rights to the SELDI technology for the life science research market. Our first designed and manufactured system, the ProteinChip System, Series PBS I, was available for customer shipment for additional market research in the third quarter of 1997, and we discontinued supplying the U.K.-purchased system. In July 1998, we acquired Ciphergen Technologies, Inc., which held specific rights to the SELDI technology in other life science markets. During 1999, we initiated an expanded marketing program and in May began shipping our first commercial product, the ProteinChip System, Series PBS II.

    Also in 1999, we invested $315,000 for 30% ownership of Ciphergen Biosystems, K.K., a joint venture we established with Sumitomo Corporation to distribute our products in Japan. We have the right to purchase an additional 40% ownership based on a predetermined formula as early as 2002. Until we exercise this right, Sumitomo Corporation has agreed to arrange all working capital for Ciphergen Biosystems, K.K. and receives payments from Ciphergen Biosystems, K.K. equal to 20% of the list price of our products sold by Ciphergen Biosystems, K.K. in exchange for providing support services to Ciphergen Biosystems, K.K.

    Since 1997, we have used our resources primarily to develop our proprietary ProteinChip System and establish marketing and sales for commercialization of our products. Since our inception we have incurred significant losses and as of June 30, 2000, we had an accumulated deficit of $37.8 million.

    We recognize revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". Revenue from the sale of our ProteinChip System and disposable ProteinChip Arrays is recognized at the time of shipment provided no significant obligations remain and collections of the receivables are deemed probable. Currently, most of the units of our ProteinChip System placed in the field generate a recurring revenue stream from the sale of disposables. We expect the volume of disposables purchased from each site to increase over time as customers become increasingly familiar with the technology and adopt our ProteinChip System for a broader range of proteomics research programs. Our sales are currently driven by the need for better tools to perform protein biomarker discovery, characterization and assay development.

    Our expenses have consisted primarily of costs incurred in manufacturing our ProteinChip System, including materials, labor and overhead costs, marketing and sales activities, research and development programs, and general and administrative costs associated with our operations. We expect our cost of revenue to increase in the future as we sell additional units of our ProteinChip System and Arrays, but to decrease as a percent of total revenue as we gain efficiencies from spreading our fixed costs over a greater number of units. Our selling expenses will increase as we continue to commercialize our products and expand our sales force. We expect our research and development expenses to increase in the future as we continue to improve and develop products. Expansion of our facilities and the additional obligations of a public reporting entity will also add to our expenses. As a result, we expect to incur losses for the foreseeable future. Our current products do not provide sufficient revenue for us to become profitable. To become profitable, we will need to increase unit sales of our ProteinChip System and generate significant sales of disposables.

    Effective July, 2000, we began an eight-year lease of a 30,000 square foot building in Fremont, California. The new building houses most of our California based employees, as well as a new Biomarker Discovery Center. We expect to expend approximately $2.5 million on leasehold improvement, and to incur operating costs of approximately $1.1 million per year in connection with our new facility. We use approximately 8% of the Fremont space for a Biomarker Discovery Center for which we expect to incur approximately $90,000 in operating costs per year. Capital equipment to set up each of our Biomarker Discovery Centers will cost $150,000 to $500,000. In the first quarter of 2000, we also established our Scandinavian headquarters for sales and service and a Biomarker Discovery Center facility in Copenhagen, Denmark, with an annual lease cost of approximately $80,000. We do not have customers or partnerships for the Copenhagen facility at this time. Until we initiate such revenue producing arrangements, we will deploy the staff and facility on product development projects and product demonstrations for potential partnerships.

    We have a limited history of operations and we anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market acceptance of current and new products, the length of the sales cycle and timing of significant orders, the timing and results of our research and development efforts, the introduction of new products by our competitors and possible patent conflicts. Our limited operating history makes accurate prediction of future results of operations difficult or impossible.

    Deferred stock compensation for options granted to employees is the difference between the fair value of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force Bulletin No. 96-18.

LITIGATION

    In July 2000, we filed a lawsuit against MAS and LumiCyte requesting a declaration that we have the right to sell information and service products, including through our Biomarker Discovery Centers, and requesting a preliminary injunction preventing MAS from terminating the sublicense agreements. We have not received a decision from the court regarding our requests for relief. Ciphergen and MAS have entered into an agreement that provides that MAS's license termination notices are suspended pending the conclusion of this lawsuit. The agreement also provides for a 60 day stay of litigation between the parties, during which the parties have agreed to attempt to resolve their differences. We believe that our case has merit and if we are unable to resolve the dispute during this period, we intend to pursue the litigation aggressively. Although we believe that the resolution of the litigation will not harm our ability to continue to pursue our business and strategy, litigation is unpredictable and we may not prevail. The court may determine that LumiCyte or other companies possess exclusive rights to provide information products and service products that we seek to exercise as part of our business described in this prospectus. The sublicense agreements referred to above provide for termination in the event of material breach. Therefore, if we lose the lawsuit, and if it were determined that the sublicense agreements had been breached by our activities, such as proteomics services for fees, there is a risk that our sublicense agreements to sell ProteinChip Readers and Arrays could be terminated. Substantially all of our revenue is derived from products relying on technology covered by the sublicense agreements. If the agreements were terminated, we would be precluded from selling any

SELDI-based products within the scope of the Baylor patents, unless we were unable to obtain a license to these rights, we would no longer generate revenue from the sale of these products and we would have to revise our business direction and strategy.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

REVENUE

    Total revenue for the six months ended June 30, 2000 was $3.6 million compared to $1.8 million for the six months ended June 30, 1999. This increase of $1.8 million or 104% was primarily due to increases in unit sales of our ProteinChip Systems and increases in sales of disposable ProteinChip Arrays. During the six months ended June 30, 2000, $1.0 million of revenue was derived from customers in Europe and $440,000 from customers in Asia. This compares to $386,000 of revenue from customers in Europe and $7,000 of revenue from customers in Asia during the six months ended June 30, 1999.

COST OF REVENUE

    Cost of revenue for the six months ended June 30, 2000 was $1.5 million compared to $692,000 for the six months ended June 30, 1999. This increase totaled $819,000 or 118% and was primarily due to increases in unit sales of our ProteinChip Systems and increases in sales of disposable ProteinChip Arrays. Cost of revenue as a percent of total revenue increased from 39% to 41% primarily as a result of increases in deferred stock compensation, increases in warranty and other reserves, and costs associated with the introduction of the ProteinChip System, Series PBS II, and new ProteinChip Arrays. Deferred stock compensation expense was $72,000 for the six months ended June 30, 2000 and $14,000 for the six months ended June 30, 1999.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses for the six months ended June 30, 2000 were $2.9 million compared to $1.5 million for the six months ended June 30, 1999. This increase totaled $1.4 million or 89% and was primarily due to an increase in deferred stock compensation, increases in the number of employees engaged in research and development and the issuance of 60,000 shares of Series B preferred stock with a fair market value of $379,000 to SRS in connection with a product development agreement. Deferred stock compensation expense was $605,000 for the six months ended June 30, 2000 and $73,000 for the six months ended June 30, 1999.

    SALES AND MARKETING. Sales and marketing expenses were $3.6 million for the six months ended June 30, 2000 compared to $2.4 million for the six months ended June 30, 1999. This increase of $1.1 million or 47% was due primarily to additional salaries and related costs associated with newly hired sales personnel, marketing activities associated with the launch of the ProteinChip System, Series PBS II and increases in general product promotion activities. Deferred stock compensation expense was $527,000 for the six months ended
June 30, 2000 and $168,000 for the six months ended June 30, 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $5.2 million for the six months ended June 30, 2000 compared to $1.2 million for the six months ended June 30, 1999. This increase of $4.0 million or 344% was due primarily to an increase in deferred stock compensation, as well as to intellectual property expenses and to additional salaries and related costs associated with newly hired employees and contractors in business development and accounting. Deferred stock compensation expense was $2.3 million for the six months ended June 30, 2000 and $221,000 for the six months ended June 30, 1999. We also incurred $996,000 of non-cash severance expense upon the retirement of a key employee for the six months ended June 30, 2000.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets totaled $167,000 for the six months ended June 30, 2000 compared to $183,000 for the six months ended June 30, 1999. These amounts represent portions of the costs incurred to acquire IllumeSys Pacific, Inc. and 5% of Ciphergen Technologies, Inc., or CTI, in April 1997 and the costs to acquire the remaining 95% of CTI in July 1998.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest income was $553,000 for the six months ended June 30, 2000 compared to $143,000 for the six months ended June 30, 1999. This increase of $410,000 or 287% was primarily due to larger average cash balances during the six months ended June 30, 2000 following the Series E preferred stock financing. Interest expense was $95,000 for the six months ended June 30, 2000 compared to $74,000 for the six months ended
June 30, 1999. This increase of $21,000 or 28% was primarily due to interest expense on our accounts receivable bank line of credit, which was in place during the first three months of 2000 and not during the first six months of 1999. Other income was $12,000 for the six months ended June 30, 2000 compared to $14,000 for the six months ended June 30, 1999. Equity in net loss of joint venture (our 30% share of the losses incurred by Ciphergen Biosystems, K.K.) was $25,000 for the six months ended June 30, 2000 compared to $113,000 for the six months ended June 30, 1999.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

REVENUE

    Revenue was $5.0 million in 1999, $2.9 million in 1998 and $1.3 million in 1997. The increase in revenue from 1998 to 1999, which was $2.1 million or 71%, was primarily due to increases in unit sales of our ProteinChip System, increases in sales of disposable ProteinChip Arrays and price increases in connection with the introduction of our first commercial product, the ProteinChip System, Series PBS II. The increase in revenue from 1997 to 1998, which was $1.6 million or 129%, was primarily due to an increase in the number of units of our ProteinChip System sold and increases in sales of ProteinChip Arrays. During 1999, $1.3 million of revenue was derived from customers in Europe and $548,000 from customers in Asia. During 1998, $643,000 of revenue was derived from customers in Europe and $364,000 from customers in Asia. During 1997, $120,000 of revenue was derived from customers in Europe and no revenue was derived from customers in Asia. In 1999, our revenue included $546,000 from Ciphergen Biosystems, K.K. In 1998 revenue included $364,000 from Sumitomo Corporation as part of the establishment of the joint venture. We derived no revenue from Japan in 1997.

COST OF REVENUE

    Cost of revenue was $1.7 million in 1999, $1.1 million in 1998 and $1.0 million in 1997. From 1998 to 1999, cost of revenue increased $640,000 or 60%. This increase from 1998 to 1999 was primarily due to an increase in unit sales of our ProteinChip System. Cost of revenue as a percent of revenue decreased from 36% to 34%, primarily as a result of manufacturing efficiencies as unit volumes of our ProteinChip System and Arrays manufactured increased. From 1997 to 1998, cost of revenue was essentially unchanged. Cost of revenue as a percent of revenue decreased from 78% to 36%, primarily due to one-time expenses incurred in 1997 from manufacturing start-up costs of both ProteinChip Readers and ProteinChip Arrays. In addition, manufacturing efficiencies were achieved as unit volumes of our ProteinChip System and Arrays increased. Deferred stock compensation expense was $39,000 in 1999, $2,000 in 1998 and $1,000 in 1997.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses were $3.1 million in 1999, $4.7 million in 1998 and $3.2 million in 1997. From 1998 to 1999, research and development expenses decreased $1.6 million or 34%. This decrease was primarily due to a one-time, non-cash charge of $1.7 million in compensation expense in 1998, related to an employee retained following our acquisition of IllumeSys Pacific, Inc. From 1997 to 1998, research and development expenses increased $1.5 million or 46%. This increase was primarily due to the one-time charge of $1.7 million recognized in 1998 described above and to a $275,000 milestone payment to Stanford Research Systems in 1997. Deferred stock compensation expense was $206,000 in 1999, $167,000 in 1998 and $44,000 in 1997.

    SALES AND MARKETING. Sales and marketing expenses were $5.0 million in 1999, $2.7 million in 1998 and $1.3 million in 1997. From 1998 to 1999, sales and marketing expenses increased $2.3 million or 87%. This increase was primarily due to additional salaries and related costs associated with newly hired sales personnel, marketing activities associated with the launch of the ProteinChip, Series PBS II and increases in general product promotion activities. From 1997 to 1998, sales and marketing expenses increased
$1.3 million or 102%. This increase was primarily due to additional salaries and related costs associated with newly hired sales personnel and limited marketing activities in 1998. Deferred stock compensation expense was $476,000 in 1999, $33,000 in 1998 and $5,000 in 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2.8 million in 1999, $2.1 million in 1998 and $1.3 million in 1997. From 1998 to 1999, general and administrative expenses increased $699,000 or 33%. This increase was primarily due to business development consulting expenses, legal and filing fees related to intellectual property and to additional salaries and related costs associated with newly hired employees and contractors in business development and accounting. From 1997 to 1998, general and administrative expenses increased $768,000 or 58%. This increase was primarily due to deferred stock compensation, intellectual property and business development expenses and to additional salaries and related costs associated with a newly hired Chief Financial Officer. In 1999, we incurred expenses of approximately $30,000 in legal fees and travel costs to conclude the joint venture and distribution and marketing agreements and attend the first board of directors meeting of Ciphergen Biosystems, K.K. In 1998, we incurred expenses of approximately $20,000 in legal fees related to negotiation of the Joint Venture Agreement with Sumitomo Corporation. Deferred stock compensation expense totaled $623,000 in 1999, $678,000 in 1998 and $69,000 in 1997.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest income was $245,000 in 1999, $175,000 in 1998 and $15,000 in 1997. The increase from 1998 to 1999 was
$70,000 or 40% due primarily to larger average balances in short term securities investments resulting from the Series D preferred stock offering in July and September 1998. The increase from 1997 to 1998 was $160,000, again due primarily to larger average balances in short term securities investments.

    Interest expense was $179,000 in 1999, $488,000 in 1998 and $236,000 in
1997. The decrease of $309,000 or 63% from 1998 to 1999 was primarily due to the decrease in interest expense related to the amortization of the debt discount from $229,000 in 1998 to $19,000 in 1999. The increase of $252,000 or 107%, from
1997 to 1998 was primarily due to increases related to the amortization of the debt discount from $18,000 in 1997 to $229,000 in 1998 due to Series D Preferred Stock warrants related to bridge loans paid off in July 1998.

    Other income (expense) was $37,000 in 1999, $170,000 in 1998 and $(5,000) in
1997. In 1999, we received a $315,000 prepayment from Ciphergen
Biosystems, K.K. for support and service, which is being recognized over the ten year life of the agreement. In 1999, we recognized $31,500 as other income. In 1999, we recorded our 30% share of the loss incurred by Ciphergen
Biosystems, K.K., totaling $159,000, as equity in net loss of joint venture. The increase in income in 1998 was related to non-operating income received from a strategic partner.

INCOME TAXES

    We incurred net losses during the past three years and during the first six months of the current year, and consequently are not subject to corporate income taxes to the extent of our tax loss carryforwards. At December 31, 1999, we had federal net operating loss carryforwards of $21.1 million, state net operating loss carryforwards of $10.9 million and research and development credits of $935,000, which will expire between 2002 and 2019. The utilization of net operating loss carryforwards to reduce future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. In addition, the maximum annual use of the net operating loss carryforwards may be limited in situations where changes occur in our stock ownership.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through June 30, 2000 we have financed our operations with $13.2 million from the sales of products and services to customers, and with private placements of preferred stock totaling $54 million. This includes the $29.0 million Series E Preferred Stock financing completed in March 2000. We had cash balances of $24.0 million and working capital of $22.4 million at June 30, 2000. Long-term debt and capital lease balances at June 30, 2000 were $609,000, net of current portions.

    Net cash used in operating activities was $2.4 million in the first half of 2000, which was primarily the result of net losses in operations.

    Net cash used in investing activities was $3.0 million in the first half of 2000, which consisted principally of capital equipment purchases.

    Net cash provided by financing activities was $26.8 million in the first half of 2000, largely the result of the sale of preferred stock and the exercise of preferred stock warrants.

    We expect to acquire additional capital equipment for our Fremont facility on an ongoing basis as we add staff, increase capacity and improve capabilities. We anticipate capital expenditures of between $150,000 to $500,000 for each Biomarker Discovery Center we establish, consisting of approximately $100,000 to $400,000 for laboratory equipment, $50,000 to $100,000 for leasehold improvements, office furnishings and computers.

    We may be required to raise additional capital through a variety of sources, including the public equity market, private financings, collaborative arrangements and debt. If additional capital is raised through the issuance of equity or securities convertible into equity, our stockholders may experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of the common stock. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to execute our business plan.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of FASB Statement No. 133 until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in significant derivative instruments.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25" ("FIN 44"). This interpretation clarifies (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. That means that a change in prevailing interest rates may cause the fair value of the principal amount of an investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing rate rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments has generally been less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments.

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment. Our long-term debt and capital lease agreements are at fixed interest rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

    All of our revenue is realized in U.S. dollars. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

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
                                    BUSINESS

OVERVIEW

    We develop, manufacture and market our ProteinChip System using patented SELDI technology. The ProteinChip System enables protein discovery, characterization and assay development to provide researchers with a better understanding of biological functions at the protein level. Protein characterization is the determination of the detailed identity of a protein, including its sequence as predicted by the corresponding gene and any chemical modifications introduced after the protein is produced. Assay development is the simplification and optimization of a set of procedures to develop a method for quantifying a specific protein. Our ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. While recent technological advances in DNA tools have substantially changed the field of genomics, the absence of enabling protein analysis tools has limited progress in proteomics research. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and the therapeutic effects of drugs. We believe proteomics will be a major focus of biological research by enhancing the researcher's understanding of gene function and the molecular basis of disease. In May 1999, we commercially launched our current ProteinChip System, Series PBS II.

INDUSTRY BACKGROUND

    Genes are the hereditary coding system of living organisms. Genes encode proteins that are responsible for cellular functions. The study of genes and their functions has led to the discovery of new targets for drug development. The majority of drug targets are proteins, such as receptors, hormones and enzymes. Although genomics allows researchers to identify drug targets, it does not provide complete information on how these targets function within an organism. Industry sources estimate that within the human genome there are approximately 100,000 genes. The initial structure of a protein is determined by a single gene. The final structure of a protein is frequently altered by interactions with additional genes or proteins. These subsequent modifications result in hundreds of thousands of different proteins. In addition, proteins may interact with one another to form complex structures that are ultimately responsible for cellular functions.

    Genomics allows researchers to establish the relationship between gene activity and disease. However, many diseases are manifested not at the genetic level, but at the protein level. The complete structure of modified proteins cannot be determined by reference to the encoding gene alone. Thus, while genomics provides some information about diseases, it does not provide a full understanding of disease processes.

THE RELATIONSHIP BETWEEN PROTEINS AND DISEASES

    The entire genetic content of any organism, known as its genome, is encoded in strands of deoxyribonucleic acid, or DNA. Cells perform their normal biological functions through the genetic instructions encoded in their DNA, which results in the production of proteins. The process of producing proteins from DNA is known as gene expression or protein expression. Differences in living organisms result from variability in their genomes, which can affect the levels of gene expression. Each cell of the organism expresses only approximately 10% to 20% of the genome. The type of cell determines which genes are expressed and the amount of a particular protein produced. For example, liver cells produce different proteins from those produced by cells found in the heart, lungs, skin, etc. Proteins play a crucial role in virtually all biological processes, including transportation and storage of energy, immune protection, generation and transmission of nerve impulses and control of growth.

    Diseases may be caused by a mutation of a gene that alters a protein, the gene's level of protein expression or changes to the protein after gene expression. These alterations interrupt the normal balance of proteins and create disease symptoms. A protein biomarker is a protein that is present in a

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greater or lesser amount in a disease state versus a normal condition. By studying changes in protein biomarkers, researchers may identify diseases prior to the appearance of physical symptoms. Researchers identify proteins by their molecular weight. In addition, researchers can utilize protein biomarkers to identify new disease pathways to be used as drug targets. Disease pathways are groups of interacting proteins that lead to disease if any one or more of the proteins is altered. Historically, researchers discovered protein biomarkers as a byproduct of basic biological disease research. This has resulted in the validation by researchers of approximately 200 protein biomarkers that are being used in commercially available clinical diagnostic products. The development of new diagnostic products has been limited by the complexity of disease states, which may be caused or characterized by several or many interacting proteins. Diagnostic products that are limited to the detection of a single protein may lack the ability to detect more complex diseases, and thus produce results that are unacceptable for practical use. Recently, the National Institutes of Health, or NIH, has recognized the importance of protein biomarkers in overcoming this problem and their usefulness in the development of new diagnostic and therapeutic products. The NIH has established a grant program to fund the discovery and clinical validation of new protein biomarkers.

LIMITATIONS OF AVAILABLE TECHNOLOGIES FOR PROTEOMICS RESEARCH

    Efforts to understand biology and to improve the diagnosis, monitoring and treatment of diseases have been dramatically enhanced through advancements in modern genomic technologies. These new technologies have formed the basis for the development of new analytical tools, which are primarily directed at DNA and genomic analysis, but are not applicable to protein research or proteomics. These new tools have accelerated the ability to sequence and analyze the human genome. Historically, researchers used gel electrophoresis as a primary tool for sequencing DNA. Gel electrophoresis measures how far a DNA fragment migrates through the pores of gels in response to an applied electric field over a fixed time interval. Electrophoresis is a time-consuming, manual process that requires large amounts of pure DNA to be useful. The development of polymerase chain reaction, or PCR, allowed researchers to amplify, or produce multiple copies of a fragment of DNA. Researchers could then enhance the signal of trace amounts of DNA from an unprocessed biological sample, such as tissue or blood, to a level where measurement was possible. Successive advances in technologies have produced faster, automated sequencing machines and new, chip-based technologies. These new technologies have dramatically improved the throughput and accuracy of DNA analysis. In addition, these new technologies have reduced costs by increasing automation and reducing necessary labor.

    Although recent technological advances have benefited genomics, there have been fewer significant advances in proteomics. While DNA has been relatively simple to study because of its ease of detection and linear structure, protein analysis has been a far more difficult challenge. The goal of proteomics is to determine the structure and function of proteins. Researchers use techniques, such as tagging, amplification and sequencing to analyze DNA, but researchers cannot use these techniques effectively to study proteins. These techniques can change the structure of proteins and may change their characteristics or function, which would limit researchers' ability to identify and analyze samples. In addition, these techniques do not allow researchers to monitor or study how proteins interact, or to identify which proteins interact together, to perform biological functions.

    Currently, researchers perform proteomics research using gel electrophoresis and other protein purification and analysis products. These tools require substantial, labor-intensive sample preparation processes to enable researchers to produce enough purified proteins before identification and analysis can occur. In addition, these tools must be operated by researchers with substantial technical expertise. As a result, proteomics research has not advanced at a rate comparable to that of genomics. New tools are needed that are specifically designed to allow researchers to analyze proteins to enable protein biomarker discovery, to fully understand biological pathways and function, and ultimately to accelerate the discovery of new drugs and clinical diagnostics.

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
THE CIPHERGEN SOLUTION

    We develop, manufacture and market our ProteinChip System using patented SELDI technology. The ProteinChip System enables protein biomarker discovery, characterization and assay development. Our ProteinChip System integrates the key steps of proteomics research on a single, miniaturized biochip. Our ProteinChip System incorporates patented Surface-Enhanced Laser Desorption/Ionization, or SELDI, technology on the surface of a disposable chip, which allows researchers to capture and analyze proteins directly. Our ProteinChip System enables rapid, reproducible, on-chip protein expression and protein analysis from complex biological samples, such as whole blood, tissue or saliva, without separation, tagging and amplification processes and with minimal prior purification. SELDI enables protein detection and quantification by reducing signals from unwanted biomolecules that would otherwise obscure the measurement results.

    We believe our ProteinChip System enables researchers to identify and quantify proteins by direct molecular weight detection and measurement. Researchers can add chemicals or enzymes at any step during the process to greatly enhance the detailed knowledge gained from a set of experiments. We believe the integration of these processes enables a researcher to rapidly discover, characterize and assay proteins directly from biological samples, providing a novel technique for protein discovery and analysis compared to currently available methods. We believe our ProteinChip System can enable protein research in the following areas:

    - DIFFERENTIAL PROTEIN EXPRESSION: Our ProteinChip System is designed to enable biology researchers to rapidly conduct studies in differential protein expression. Differential protein expression is the comparison of proteins expressed in different, usually related, biological samples, such as blood serum from a diseased individual and blood serum from an individual without that disease. The differences include both differences in the identities of the collection of proteins present in the samples, and differences in the amounts of a particular protein present in both samples. Proteins that are either present in one sample and absent in the other, or present at different relative levels in both samples are potential protein biomarkers of the disease. Further research may validate the use of potential protein biomarkers for the diagnosis of the disease or as targets for the discovery of drugs to treat the disease. In addition, the information derived from our ProteinChip System enables scientists to compare genetic message information derived from DNA biochips, or miniaturized chips containing DNA, to protein information, in order to better define protein function. Expression studies and protein discovery that previously were impossible to conduct or took months or years can be performed on our ProteinChip System in days or even hours. By quickly analyzing statistically significant numbers of samples, biomarker candidates can be validated. Researchers can use quantitative assays of proteins developed from differential protein expression to diagnose and monitor disease.

    - PROTEIN CHARACTERIZATION. Once a potential protein biomarker is identified, a usual next step is the characterization of the protein. Protein characterization is the process of determining the identity of the protein and/or characterizing aspects of its physical structure. Using our ProteinChip System, biology researchers can purify a rare protein from a crude biological sample in hours, a process that required days or weeks with traditional methods. Researchers can then determine the identity of the protein. This process can involve, for example, determining a fragment pattern for the protein (produced, for example, by treatment with enzymes) with our ProteinChip System, and comparing this pattern with fragment patterns of proteins identified in publicly available protein and genomic databases. Based on this comparison, the researcher may be able to identify the protein in the database that corresponds to the experimental protein. Identifying a protein can provide the researcher with information useful in understanding the biology of the sample being studied. Identifying the gene from which the protein originates can provide useful structural or processing information. Also, researchers can characterize aspects of the physical structure of a protein using our ProteinChip system to perform enzymatic-,

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
      chemical- or antibody-based tests or assays. Such assays may reveal, for example, whether the protein has been modified after production. Protein modification can indicate changes in protein function, which may be important to the particular disease under study.

    - QUANTITATIVE ASSAY OF PROTEINS AND PROTEIN INTERACTIONS. Once a protein biomarker has been identified and characterized, the researcher may want to develop assays based on the protein. One such assay is the routine detection of the protein and determination of its amount in a sample. This is a quantitative assay. It is useful, for example, in diagnostic assays for the severity or stage of a disease. Another assay is a test of protein interactions between the biomarker and other proteins. This assay is useful in tests of the biological function of the protein which may be important for its role in disease. This assay is also useful in drug discovery to identify drug candidates that interfere with protein interaction. Our ProteinChip System enables the researcher to perform quantitative and protein interaction assays by selecting a limited number of chemical or biochemical surfaces and optimizing the conditions for a particular type of assay. We believe assay simplification will speed functional validation of discovered biomarkers for both diagnostic and drug discovery applications. Currently, researchers take many weeks or months to accomplish this process using conventional technologies. We believe our ProteinChip technology can reduce this process to days or even hours.

OUR MARKET OPPORTUNITY

    There are several types of research laboratories that perform proteomics research and development. We believe our ProteinChip System can enable proteomics research in the following markets:

    - BASIC BIOLOGY RESEARCH. Basic biology research laboratories focus on the study of general biological processes and the understanding of the molecular basis of disease. There are over 320,000 scientists from academic and government research institutions pursuing this research worldwide. Most of the techniques used by researchers in basic biology research to study proteins are labor intensive or have limited analytical capabilities. We believe that the ease of use and problem-solving versatility of our ProteinChip System may enable biologists to perform proteomics research at their workstations in the laboratory.

    - CLINICAL RESEARCH AND DIAGNOSTICS. Clinical research is focused on associating clinical disease symptoms to changes in certain proteins in the disease state versus in the normal state. In doing so, researchers seek to identify biomarkers, many of which are proteins, that can be used to diagnose diseases early, assess treatment response and monitor treatment progress. Currently, physicians pursuing clinical research lack a flexible, integrated, standardized tool to perform protein biomarker discovery. We believe that our ProteinChip System may enable researchers to rapidly discover protein biomarkers and to develop these biomarkers into clinical diagnostic tests.

    - PHARMACEUTICAL RESEARCH AND DEVELOPMENT. A current bottleneck in drug development is secondary screening, during which drug lead candidates are validated by researchers using complex biological assays in which markers are used to assess biological responses to varying compounds, dose levels and conditions. Current assay systems often have poor specificity, are usually labor intensive and require substantial development time. In addition, over 50% of drug development failures now occur in toxicology, or the study of the negative or harmful effects of a drug, in which the availability of useful data is hampered by similar issues. We believe a lack of protein biomarkers currently limits the ability of researchers to adequately evaluate drug target function, cell pathway analysis and toxicological and therapeutic effects throughout the drug development process. We believe our ProteinChip System can substantially improve

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
      preclinical development and clinical trial effectiveness by greatly expanding the use of protein biomarkers.

BUSINESS STRATEGY

    We intend to establish our ProteinChip System as the enabling technology platform for protein biomarker discovery and proteomics research in the basic biological research, clinical research and diagnostics, and pharmaceutical drug discovery and development markets. Key elements of our strategy are to:

    - ACCELERATE AWARENESS AND ACCEPTANCE OF OUR PROTEINCHIP SYSTEM. We intend to focus on expanding the installed base of our ProteinChip System with leading academic, government, pharmaceutical and clinical research laboratories to promote awareness and acceptance of our technology. In addition, we will support the use of our ProteinChip System through customer education and training as well as customer collaborations to increase the applications and use of our ProteinChip Arrays. Further, we intend to pursue commercialization of our products through our own sales and marketing organizations in the United States and Europe and through distributors in other parts of the world, including through our joint venture with Sumitomo Corporation in Japan.

    - EXPAND PRODUCT DEVELOPMENT AND INNOVATION. We intend to expand the scope of our product portfolio by continuously developing new products and applications based on our ProteinChip technology. We believe that by expanding the applications of our technology and products and increasing their functionality we will promote the use and acceptance of our ProteinChip System by biology researchers. The ProteinChip products we are currently attempting to develop include next generation products to further automate the protein analysis process, high performance proteomics systems and more compact versions of our proteomics systems that can be used by researchers in the laboratory.

    - ESTABLISH BIOMARKER DISCOVERY CENTERS. We intend to establish Biomarker Discovery Centers directly and through partnerships to foster further adoption of our products and technology as an industry standard. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in both pharmaceutical drug discovery, toxicology and clinical trials, and in clinical research laboratories. We plan to deploy the prototypes of our next-generation ProteinChip System to maintain a technological advantage in our Biomarker Discovery Centers. In addition, we intend to obtain commercial rights related to biomarkers discovered in our Biomarker Discovery Centers.

    - EXPAND OUR INTELLECTUAL PROPERTY PORTFOLIO. We include many issued, allowed and pending patents on the SELDI technology and the ProteinChip System in our current patent portfolio and we intend to expand this portfolio in several areas of technology related to our business, including applications of SELDI technology and biomarker discoveries. We intend to continue to develop our proprietary technologies and proprietary infrastructure in support of our existing SELDI technology and ProteinChip System. In addition, we intend to develop new surface chemistries for our ProteinChip Arrays, enhancements to our ProteinChip Readers and advancements in our analysis and database ProteinChip Software, in order to broaden the range of applications and opportunities that researchers can address. We intend to continue to license and acquire technologies from others that complement our core capabilities and protect our proprietary technologies with patents and trade secrets.

OUR PROTEINCHIP TECHNOLOGY

    Our ProteinChip technology is based on SELDI, which combines laser-based molecular weight detection with the use of a chemically or biochemically active chip array surface constructed from

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proprietary-treated plastic or metal. Our ProteinChip technology enables researchers to apply a crude biological sample, such as whole blood or tissue, directly to the surface of a ProteinChip Array. These ProteinChip Arrays are designed to select desired proteins from the sample through affinity capture, which employs chemical processes or biochemical targets such as receptors, antibodies or DNA probes. Researchers then wash away the remainder of the unused sample with a variety of solutions with varying stringency conditions, depending on the type of test performed. This enhances the signal of the proteins of interest on the chip by reducing signals from unwanted biomolecules that would otherwise obscure the measurement results. The purified sample proteins remain evenly distributed on the surface of the ProteinChip Array. This even distribution allows the researcher to accurately measure and quantify the proteins.

    The researcher then places the ProteinChip Array in a specially developed laser-based, molecular weight detection analyzer, or ProteinChip Reader. The ProteinChip Reader uses a laser beam to release the retained proteins from the ProteinChip Array surface. The ProteinChip Reader accelerates the retained proteins and guides them through a flight tube under vacuum to a detector. The time of this flight is directly related to the exact molecular weight of each protein. This process allows the molecular weight of a sample protein to be determined by the researcher.

    The researcher generates protein expression profiles by examining the samples collected with different affinity-based ProteinChips or different stringency washes and collecting the information under the different conditions. Using our ProteinChip System, researchers can compare protein expression profiles from different samples, such as disease versus normal states and display differences in the proteins expressed. Proteins that are differently expressed in the disease versus normal state may be new, potentially relevant proteins biomarkers. Researchers can then process proteins of interest on-chip to:

    - obtain sequence identification;

    - detect secondary modifications of proteins;

    - identify protein interactions; and

    - quantitatively measure protein concentrations.

OUR PROTEINCHIP SYSTEM

    In May 1999, we commercially launched our current ProteinChip System, Series PBS II. Our ProteinChip System, Series PBS II, consists of disposable ProteinChip Arrays containing chemical or biochemical binding sites on a chip, a ProteinChip Reader to read the ProteinChip Arrays and our proprietary ProteinChip Software to analyze and manage protein-based information.

    Our PROTEINCHIP ARRAYS are typically used by researchers for protein expression profiling, characterization and quantitative protein interaction applications. Our ProteinChip Arrays consist of a metal surface with multiple sample wells, or spots. We treat these spots with our proprietary coatings that are designed to capture certain families of proteins. We can apply single coatings to several spots or we can simply apply multiple types of coatings to spots on one ProteinChip Array to create a variety of selectivity conditions. We offer two standard types of ProteinChip Arrays. One type has ready-to-use chemical surfaces. This type is particularly useful in performing differential protein expression. The other type has preactivated surfaces that customers use to make their own customized biochemical surfaces. This type is particularly useful in protein interaction studies. We are not required to customize our ProteinChip Arrays to meet client specifications. Researchers use both types of ProteinChip Arrays to perform protein identification and characterization. We recently introduced our second-generation chemical ProteinChip Arrays, which utilize our proprietary polymer technology that improves both the selectivity, sensitivity and capacity of our ProteinChip Arrays.

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
    Our PROTEINCHIP READER is a laser-based, molecular weight detection system designed for use with our ProteinChip Arrays. We designed our ProteinChip Reader to be used in the laboratory by basic biology researchers. Our ProteinChip Reader consists of a nitrogen laser, high-speed digital electronics, a vacuum system and a standard personal computer with our proprietary ProteinChip Software for system control and data analysis.

    Our PROTEINCHIP SOFTWARE is designed to facilitate system operation by biology researchers with no experience in molecular detection systems and minimal experience in protein analysis. The software allows fully automated operation of the ProteinChip System with graphic data presentation and analysis readouts in familiar formats for the biologist, such as those displayed by gel electrophoresis systems. Our ProteinChip Software enables differential protein expression analysis by automatically comparing protein profiles and highlighting differences in protein expression. Our ProteinChip Software provides researchers with Internet access for rapid database searches, which facilitates protein identification. Furthermore, our ProteinChip Software allows researchers to perform quantitative protein interaction assays.

BIOMARKER DISCOVERY CENTERS

    We intend to establish Biomarker Discovery Centers, directly and through partnerships and client relationships, to foster further adoption of our products and technology as an industry standard. We intend to discover and characterize new protein biomarkers from biological samples provided by our future collaborators. We believe that our Biomarker Discovery Centers may accelerate biomarker discovery and validation in pharmaceutical drug discovery, toxicology and clinical trials, and in clinical research laboratories. We intend to deploy the prototypes of each next-generation ProteinChip System and other specialized equipment and software to maintain a technological advantage in our Biomarker Discovery Centers. In addition, we intend to obtain commercial rights related to biomarkers discovered in our Biomarker Discovery Centers. We believe that biomarkers are patentable. The Biomarker Discovery Centers have established project contracts with the MD Anderson Cancer Center, the Prostate Cancer Center at Eastern Virginia Medical School, a commercial biotechnology company and an academic research hospital. These project contracts specify the types of samples that will be analyzed, outline the work to be done and specify a fee for the project.

    Our Biomarker Discovery Centers perform agreed-upon analysis on customer samples in order to either identify or sequence particular proteins to obtain a probability of match between known and unknown proteins, or a determination that the protein has not been previously identified. The terms of a project contract include our quotation of a fee for a specified analysis plan on a sample of a specified purity or specified ProteinChip. We cannot currently estimate the commercial significance of rights to biomarkers that we may acquire. Their value depends on the significance of the discovery made. We intend to be the primary licensee for medical uses of biomarkers discovered under our project contracts. We expect that our Biomarker Discovery Centers will extend the analysis capabilities of our customers, thereby increasing awareness of the range of our technologies and thereby increasing sales of our ProteinChip System.

    We have leased facilities for our Biomarker Discovery Centers in Copenhagen, Denmark and Fremont, California, as part of our new headquarters facility. We have hired initial managerial and scientific staff for these facilities and have begun to build infrastructure necessary to begin operations during 2000. We recently began operations at one center and plan to add additional Biomarker Discovery Centers in the U.S., Europe and Asia.

    In communications with us, MAS has asserted that the sublicense agreements to the SELDI technology do not extend to our providing services in proteomics to customers as we currently plan, which is part of our Biomarker Discovery Center strategy. We believe that the sublicense agreements do grant us the right to provide services in this manner, and we plan to continue pursuing our

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
Biomarker Discovery Center strategy as we attempt to resolve our dispute with MAS. However, if, as a result of litigation, it should be determined that these activities at our Biomarker Discovery Centers are beyond the scope of the sublicense agreements, we may be required to cease operation of the Biomarker Discovery Centers or significantly alter their activities.

SALES AND MARKETING

    We have developed a direct sales force worldwide. Our sales process involves on-site applications problem-solving, scientific publications, product demonstrations, seminars, exhibits, conventions and meetings, word of mouth, direct mail and the Internet. We have designed our sales process to increase market awareness of our ProteinChip System and promote acceptance of our technology as an industry standard. We initiated our first full commercial launch of the ProteinChip System, Series PBS II, in May 1999. This launch included over 30 exhibitions and trade shows, direct mailings and an expanded demonstration sales program throughout the United States, Japan and selected countries in Europe.

    Our sales force includes field research scientists, most of whom have Ph.D. degrees in biology or biochemistry. The primary responsibility of the field research scientist is to provide solutions to biological problems for our current and future sale prospects through applications development, scientific seminars, joint scientific publications with customers and product demonstrations. In addition, the field research scientists also serve as our primary field representatives for after-sales customer service and technical support. We currently have 15 field research scientists in the United States, ten in Europe and four employed by our joint venture in Japan.

    We formed Ciphergen Biosystems, K.K. in Japan in January 1999, as a joint venture with Sumitomo Corporation to distribute our products in Japan. Sumitomo has a majority ownership in the joint venture, with transfer of majority ownership to us to be accomplished, at our option, on a pre-determined formula basis as early as the first quarter of 2002. The joint venture currently has eleven employees, consisting of four field research scientists, two program managers and five administrative and support personnel. The joint venture agreement is for ten years from January 1999. We invested $315,000 for 30% of Ciphergen Biosystems, K.K. In March 1999, we signed a distribution and marketing agreement granting Ciphergen Biosystems, K.K. the exclusive right to distribute our products in Japan for ten years, and we were paid $315,000 by Ciphergen Biosystems, K.K.

    Our sales and marketing organization as of July 31, 2000, including Ciphergen Biosystems, K.K., consisted of 51 employees, 23 of whom have Ph.D. degrees. We intend to significantly increase the size of our organization over the next 12 months, expanding in North America, Europe and Asia.

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
EXISTING CUSTOMERS

    The following is a list of our customers:

PHARMACEUTICAL AND BIOTECHNOLOGY               ACADEMIC AND GOVERNMENT

Abbott Laboratories                            British Columbia Cancer Agency
Abgenix, Inc.                                  Carnegie Institute of Washington
Alkermes, Inc.                                 Brigham and Women's Hospital
Amgen, Inc.                                    Dana Farber Cancer Center
Amylin Pharmaceuticals, Inc.                   Duke Medical School
Antex Biologics, Inc.                          Harvard School of Public Health
AstraZeneca plc                                Imperial College Prion Unit
BASF Aktiengeseuschaft                         John Innes Institute
Boehringer Ingelheim Pharma KG                 Johns Hopkins Medical School
Cambridge Antibody Technology Group plc        Lawrence Livermore Laboratories
Cantab Pharmaceuticals plc                     Massachusetts General Hospital
Creative Biomolecules, Inc.                    Massachusetts Institute of Technology
Elan Pharmaceuticals Research Corp.            MD Anderson Cancer Center
GeminX Biotechnologies, Inc.                   Medical Research Council (Cambridge)
Genome Therapeutics Corp.                      National Cancer Institute, National
GlaxoWellcome plc                              Institutes
Hisamitsu Pharmaceutical                       of Health
Human Genome Sciences, Inc.                    Riken Brain Science Institute
Janssen Pharmaceutica NV                       Royal Free Hospital School of Medicine
Matritech, Inc.                                St. Mary's Hospital Medical School
MediGene                                       Stanford University
Merck & Co., Inc.                              Tulane University Medical Center
Mice & More GmbH & Co. KG                      University of British Columbia
Novartis Pharmaceuticals AG                    University of California Los Angeles
Novo Nordisk A/S (Zymogenetics)                University of California, San Francisco
Parke Davis & Co.                              Cancer   Center
Pfizer Pharmaceuticals                         University of Durham
Rhone Poulenc Rorer, Inc.                      University of East Anglia
Roche Vitamins, Inc.                           University of Maryland
Schering Plough Corp.                          University of Massachusetts
SmithKline Beecham plc                         University of Notre Dame
Syn-X-Pharma                                   U.S. Army, Medical Research Institute
Tanabe Pharmaceuticals Co., Ltd.               Veterans Administration Hospital, Loma Linda
VistaGen, Inc.                                 Virginia Prostate Center
Yamanouchi Pharmaceuticals Co., Ltd.           Wright State University
Zeneca Agrochemicals


    Hisamitsu Pharmaceuticals, Riken Brain Science Institute, Tanabe Pharmaceuticals and Yamanouchi Pharmaceuticals are customers of our Japanese distributor, Ciphergen Biosystems, K.K. In 1999, Ciphergen Biosystems, K.K. accounted for 11% of our revenue. During the first half of 2000 Ciphergen Biosystems, K.K. accounted for 12% of our revenue.


RESEARCH AND DEVELOPMENT

    Our ProteinChip System is a single technology platform, which we believe can be easily optimized for use in multiple markets. This flexibility allows us to rapidly introduce new applications and products from one field to other fields. Our research and development expenditures were $2.9 million in the first half of 2000, $3.1 million in 1999, $4.7 million in 1998 and $3.2 million in 1997. The total expenditures for 1997 and 1998 included expenses for stock issued related to research and development services performed by a key employee pursuant to a contingent performance agreement as part of the acquisitions of IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc.

    We have ongoing technology development programs in our ProteinChip Arrays, materials, surface chemistries, high-density biochip formats and manufacturing processes. In applied research, we are developing new applications in differential protein expression, quantitative protein interaction assays and protein characterization.

    Our research and development efforts related to our ProteinChip Readers, includes research in the automation of sample introduction, high-sensitivity detection, improvement in system resolution and quantitation. In addition, we are developing new SELDI-based accessories for high resolution, tandem mass spectrometry, whose capabilities will further enhance our ProteinChip System.

MANUFACTURING

    We manufacture our ProteinChip Readers and Arrays in our Fremont, California facilities. We rely upon suppliers for certain components of our ProteinChip System, including Stanford Research Systems, which also performs specified design services for certain components of our ProteinChip Reader. We perform final assembly and quality control on our ProteinChip Reader at our facilities. We purchase extruded aluminum for our ProteinChip Arrays from a third-party supplier. External vendors etch and base coat our ProteinChip Arrays. We apply all chemistries to the ProteinChip Arrays and perform final quality control at our facilities. We intend to continue and may extend the subcontracting portions of our manufacturing processes when we think it best leverages the suppliers' manufacturing experience, reduces costs or improves our ability to meet customer demand.

INTELLECTUAL PROPERTY


    As of September 26, 2000, we owned, co-owned or licensed a patent portfolio of six issued U.S. patents and 19 pending U.S. patent applications, one allowed U.S. patent application as well as eleven issued foreign patents, 48 pending foreign patent applications and four international patent applications filed under the Patent Cooperation Treaty. This portfolio of patent properties includes: patents and applications sublicensed from Molecular Analytical Systems, Inc.; patents and applications assigned or expected to be assigned to us; patents and applications licensed jointly from Rockefeller University and Scripps Research Institute; patents and applications licensed exclusively from Rockefeller University; and two patent applications co-owned by us and IntraImmune Therapies, Inc.


    The patents and applications sublicensed from Molecular Analytical Systems, Inc. include five issued U.S. patents, five pending U.S. patent applications, two issued foreign patents and four pending foreign patent applications directed to the core SELDI technology. We licensed these patents and patent applications in the fields in which our business operates for laboratories and laboratory environments doing bioanalytic or biological measurements or assays from Molecular Analytical Systems, or MAS, which has an exclusive license on the properties from the original assignee, Baylor College of Medicine. Our rights under these sublicenses are set forth in agreements between MAS and our subsidiaries, IllumeSys Pacific, Inc. and Ciphergen Technologies, Inc.

    These sublicense agreements with MAS provide us with the exclusive right under the Baylor patents to make, use and sell instruments, devices and non-drug consumables for use by customers in the life science laboratory and drug discovery laboratory markets worldwide. The terms of the sublicenses are the life of the Baylor patents in each country where we do business or, if no patents issue in a particular country, April 2013. We may terminate each sublicense with six months notice and MAS may terminate each sublicense in the event of our bankruptcy or in the event of an uncured material breach following 90 days notice of such breach. For each sublicense we are obligated to pay a royalty equal to 2% of revenues we generate related to the sublicense for four years from the date of first commercial sale, with an annual maximum royalty payment of $500,000 for each of the two sublicenses. On the IllumeSys Pacific sublicense, the date of first commercial sale was April 1997. The date of first commercial sale for the Ciphergen Technologies, Inc. sublicense has not yet occurred. We have the right to any improvements we make to the SELDI technology and we have filed 12 patent applications on such improvements to date. In June 2000, we received letters from MAS alleging that we have committed material breaches of the sublicense agreements. The sublicense agreements provide for termination in the event of material breach, if not cured within 90 days, and MAS has threatened to terminate the agreements unless the alleged breaches are cured. We believe that we have not committed a material breach of the sublicense agreements, and in July 2000, we commenced litigation to confirm our position, which litigation is more fully described in the Risk Factors and Legal Proceedings sections of this prospectus.

    The patent applications assigned or expected to be assigned to us include 12 pending U.S. patent applications, one allowed U.S. patent application, 37 pending foreign patent applications and four international patent applications filed under the Patent Cooperation Treaty directed to applications of SELDI technology for research, diagnostics and drug screening, as well as to mass spectrometer instrumentation, software and chip arrays.


    The patents and applications licensed jointly from Rockefeller University and Scripps Research Institute include one issued U.S. patent, which we co-own, one pending U.S. patent application, two issued foreign patent and seven pending foreign patent applications directed to methods of determining the amino acid sequence of polypeptides.


    The patents and applications licensed exclusively from Rockefeller University include seven issued foreign patents directed to devices for and methods in mass spectrometry.


    The two pending U.S. patent applications co-owned by us and IntraImmune Therapies are directed to methods of screening phage display libraries, and were obtained through assignments from the inventors. Some of the inventions covered by our licenses were developed under a grant from an agency of the United States government and, therefore the government has a paid-up, non-exclusive, non-transferable license to those inventions and the right, in limited circumstances, to grant a license to others on reasonable terms. Our business could be harmed if the government exercises those rights. We also rely on trade secrets, know-how, continuing technological development and licensing opportunities to develop and maintain a competitive position in the market.


    We have applied for a United States trademark on the term "SELDI." MAS has opposed our application, as more fully described under "Legal Proceedings" and "Risk Factors."

COMPETITION

    Although we believe that we are currently the only company selling and delivering products with an integrated separations and molecular weight detection biochip platform for proteomics research, we expect to encounter intense competition from a number of companies that offer competing products. We anticipate that competition will come primarily from companies providing products that incorporate established technologies, such as gel electrophoresis, liquid chromatography and mass spectrometry.

    In order to compete effectively, we will need to demonstrate the advantages of our ProteinChip System over well-established alternative technologies and products. We will also need to demonstrate the potential economic value of our ProteinChip products relative to these conventional technologies and products. Some of the companies that provide these products include the Applied Biosystems division of PE Biosystems, Amersham Pharmacia Biotech, BioRad Laboratories, Bruker Daltonics, Boehringer-Manheim, Genomic Solutions, ThermoQuest Corporation and several smaller reagent and equipment companies. Our future success will depend in large part on our ability to establish and maintain a competitive position with respect to these and future technologies.

    We offer proteomics services through our Biomarker Discovery Centers. Our Biomarker Discovery Centers may compete with companies in the proteomics services area. We expect an increasing number of companies to provide proteomics services in the future.

    In many instances, our competitors have or will have substantially greater financial, technical, research, and other resources and larger, more established marketing, sales, distribution, and service organizations than we do. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. Our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with respect to our technologies.

EMPLOYEES

    As of July 31, 2000, we had 95 full-time employees worldwide, including 40 in sales and marketing, 27 in research and development, 16 in manufacturing and 12 in administration. Thirty-eight of our employees have Ph.D. degrees in chemistry, biology or biochemistry and many are experts in software and engineering. We have also engaged an additional 15 individuals as independent contractors. Ciphergen Biosystems, K.K. in Japan employs 11 people. None of our employees is covered by a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES

    We currently lease a 61,000 square foot facility in Fremont, California. The lease for this facility expires in July 2008. We are subleasing approximately 30,000 square feet of the facility to an unrelated company for an 18 month term expiring in March 2002.

LEGAL PROCEEDINGS

    We currently are a party to the following legal proceedings:

    CIPHERGEN BIOSYSTEMS, INC., CIPHERGEN TECHNOLOGIES, INC. AND ILLUMESYS PACIFIC, INC. V. MOLECULAR ANALYTICAL SYSTEMS, INC., LUMICYTE, INC. We instituted the proceeding against Molecular Analytical Systems, Inc. and LumiCyte, Inc., or the Defendants, on July 12, 2000 in the Superior Court of the State of California for the County of Santa Clara, case number CV791094. On
July 21, 2000, the Defendants removed the proceeding to the United States District Court for the Northern District of California, Case number C00-02628. On August 16, 2000, the federal court remanded the action to state court. Defendant Molecular Analytical Systems, Inc., or MAS, accused us of a material breach of certain Technology Transfer Agreements between MAS and us relating to SELDI technology, and threatened to terminate those agreements unless we cure the alleged breach. In particular, MAS has claimed that our business activities, including our continued marketing and sale of SELDI information and services to research laboratories and other customers, are a material breach of the technology transfer agreements. In particular, MAS has claimed that our business activities, including our continued marketing and sale of SELDI information and service products to research laboratories and other customers, are a material breach of the sublicense agreements. More specifically, MAS objects to the operation of our Biomarker Discovery Centers as described above and to the sale of SELDI-derived software that is not part of our ProteinChip Systems. In the pending action, we are seeking a declaration from the court that our activities do not constitute a material breach, an injunction preventing MAS from terminating the licenses provided by the agreements and other relief. MAS has agreed to suspend its notices purporting to terminate the license agreements pending the conclusion of this litigation. The parties have also agreed to a 60 day stay of the litigation that will expire no sooner than October 23, 2000, during which the parties have agreed to attempt to resolve their differences.

    MOLECULAR ANALYTICAL SYSTEMS, INC. V. CIPHERGEN BIOSYSTEMS. Molecular Analytical Systems, Inc. filed the proceeding on December 9, 1999 in the United States Trademark Trial and Appeal Board as Opposition No. 116,315. We have applied for registration of the term "SELDI" as a trademark. MAS has opposed registration of the trademark to us and is seeking to have the trademark registered in its name instead. The Trademark Trial and Appeal Board has suspended the proceedings until February 24, 2001, pending the negotiation of a settlement. MAS and we have the right to request resumption of the proceedings at any time before that date.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table sets forth certain information regarding our executive officers, key employees and directors as of September 5, 2000:

NAME                                                AGE                               POSITION
----                                        --------------------   -----------------------------------------------
William E. Rich, Ph.D.....................           56            President, Chief Executive Officer and Director
Matthew J. Hogan..........................           40            Vice President and Chief Financial Officer
David A. DeNola...........................           50            Vice President, Operations
Robert M. Maurer..........................           48            Vice President, Business Development
Christopher A. Pohl.......................           49            Vice President, Research and Development
John R. Storella..........................           45            Vice President, Intellectual Property Affairs
Martin L. Verhoef.........................           40            Vice President, Sales and Marketing
John A. Young(1)..........................           68            Chairman of the Board of Directors
Michael J. Callaghan(2)...................           47            Director
Barbara J. Dalton, Ph.D.(1)...............           47            Director
Jean-Francois Formela, M.D.(2)............           43            Director
William R. Green, Ph.D....................           50            Director
James L. Rathmann(1)......................           48            Director
Daniel Vapnek, Ph.D(2)....................           61            Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    WILLIAM E. RICH, PH.D., joined us in September 1994 as our President and Chief Executive Officer and as a director. Prior to joining us, Dr. Rich was Senior Vice President of Sepracor, Inc. from 1991 to 1994, and President of BioSepra, which was spun off by Sepracor. Prior to joining Sepracor, he was Senior Vice President of Dionex Corporation and from 1975 to 1990, he had responsibility for both the Marketing and Sales and Research and Development departments at various times during his tenure there. Dr. Rich received a B.S. in Chemistry from Carson Newman College and a Ph.D. in Chemistry from the University of North Carolina, Chapel Hill and conducted post-doctoral research in biochemistry at Duke University.

    MATTHEW J. HOGAN joined us in September 2000, as our Vice President and Chief Financial Officer. Prior to joining us, he was the Chief Financial Officer at Avocet Medical, Inc. from June 1999 to September 2000. From May 1996 to June 1999, Mr. Hogan was the Chief Financial Officer at Microcide Pharmaceuticals, Inc. From 1986 to May 1996, he held various positions in the investment banking group at Merrill Lynch & Co., most recently as a Director focusing on the biotechnology and pharmaceutical sectors. Mr. Hogan holds a B.A. in Economics from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.

    DAVID A. DENOLA joined us in January 2000 as Vice President, Operations. Prior to joining us, he was Chief Operating Officer of Gamida-Cell, a cell therapy company, from March 1999 to January 2000. From September 1997 to
March 1999, he was Vice President and Deputy General Manager of CBD Technologies, an agricultural biotechnology company. From August 1994 to August 1997, he held positions of Director of Operations, Business Development Manager and Chief Operating Officer at Diagenetics, Ltd., a molecular biology based diagnostics company. From 1992 to 1993, he served as Director of Operations at Tago Immunologicals, a division of Biosource International, an antibody company. From 1991 to 1992, he was Manager of Contract Manufacturing at Somatix Therapy, a gene therapy company. Mr. DeNola received a B.A. in Genetics/Biological

Anthropology from the University of California, Berkeley, and a post-graduate degree in Business from the Technion College in Israel.

    ROBERT M. MAURER joined us in June 1999 on a consulting basis and became a full-time employee as Vice President, Business Development in February 2000. Prior to joining us, he was an independent consultant in biomedical business development, technology licensing and corporate strategy from March 1999 to February 2000. Prior to that he served as Vice President of Business Development at Avigen Corporation, a gene delivery system company, from November 1996 to February 1999. From June to October 1996, he was an independent consultant. From November 1995 to June 1996, he was Vice President of Strategic Marketing at Promega Corporation, a life sciences company. From May 1995 to October 1995, he was an independent consultant. From February 1992 to April 1995, he was Chief Operating Officer, Secretary and Treasurer of Molecular Geriatrics Corporation, an Alzheimer's Disease research company. From 1974 to February 1992 he held various sales and general management positions in the diagnostics division of Abbott Laboratories. He received a B.A. degree in Economics and Mathematics from Carleton College and an M.B.A. from the Harvard Graduate School of Business.

    CHRISTOPHER A. POHL joined us in March 2000 as Vice President, Research and Development. Prior to joining us, he was Vice President of Dionex Corporation responsible for chemistry research and development and chemical products manufacturing. He joined Dionex in the early 1980's and has held various senior management positions in research and development. He holds 19 U.S. patents in a broad range of separations areas including chromotography, electrophoresis and solid phase extractions. He received a B.S. in Chemistry from the University of Washington.

    JOHN R. STORELLA joined us in April 2000 as Vice President, Intellectual Property Affairs. Prior to joining us, he was a Partner from January 1999 to April 2000, and an Associate Attorney from October 1994 to December 1998, at Townsend and Townsend and Crew, LLP, a law firm specializing in intellectual property. Prior to that he was an Associate Attorney at Campbell and Flores, where he specialized in biotechnology patent law from April 1993 to September 1994. From 1988 to 1993, he was an Associate Attorney specializing in patent law at Fish & Neave. He received a B.A. degree in Biology from Dartmouth College, an M.A. in Zoology from the University of Massachusetts, Amherst and a J.D. from the University of Virginia School of Law.

    MARTIN L. VERHOEF joined us in April 2000 as Vice President, Sales and Marketing. Prior to joining us, he was with Hewlett-Packard Company/Agilent Technologies, Inc. from 1990 to April 2000. He was Marketing Manager, Bioscience Products from March 1999 to April 2000, System Program Manager, Bioscience Products from September 1997 to February 1999, and Marketing Section Manager, Bioscience Products from June 1996 to August 1997. Prior to that he was Product Marketing Manager, Capillary Electrophoresis and Liquid Chromatography from 1990 to 1996, at Hewlett-Packard GmbH, in Waldbronn, Germany. From 1989 to 1990, he was Product Manager, Process Chromatography at Pharmacia LKB Biotechnology AB in Sweden. He received a B.S. degree in Medical Microbiology and Biochemistry from the Van't Hoff Institute in Rotterdam, the Netherlands.

    JOHN A. YOUNG has been one of our directors since our inception and became our Chairman in 1995. Mr. Young was President and Chief Executive Officer of Hewlett-Packard Company from 1977 until his retirement in 1992. He serves as a director of other public life science companies, including SmithKline Beecham plc and Affymetrix Incorporated, and also serves as a director of Chevron Corporation, Novell Incorporated, and Lucent Technologies Inc. He received a B.S.E.E. from Oregon State University and an M.B.A. from the Stanford Graduate School of Business.

    MICHAEL J. CALLAGHAN is Senior Vice President of MDS Capital Corporation and became one of our directors in 1998. Prior to joining MDS Capital in 1992, he was active in several general management positions. Mr. Callaghan began his career with Ernst & Young where he became a Chartered Accountant. He serves as a director of Systems Xcellence, Inc., a public transaction and processing software company, and the following private companies: Apollo Biopharmaceuticals, Inc., Mitokor, Inc. and Redwood Microsystems, Inc. He received a B. Comm from McGill University and an M.B.A. from York University.

    BARBARA J. DALTON, PH.D. is a Vice President of S.R. One, Ltd. and became one of our directors in 1999. Prior to joining S.R. One in 1993, Dr. Dalton served for ten years as a research scientist at SmithKline Beecham. She was formerly a director of Genset, S.A., a public company and currently serves as a director of several private companies, including Gryphon Sciences, Molecular Mining Corporation, Physiome Sciences, Inc. and TerraGen Discovery, Inc. She received a B.S. in Biology from Pennsylvania State University and a Ph.D. in Microbiology and Immunology from the Medical College of Pennsylvania.

    JEAN-FRANCOIS FORMELA, M.D. is a General Partner of Atlas Venture and became one of our directors in March 2000. Prior to joining Atlas Venture in 1993, Dr. Formela was Senior Director, Medical Marketing and Scientific Affairs at Schering-Plough in the U.S. He is also a director of the following public companies: BioChem Pharma, deCode Genetics, Exelixis and Variagenics, as well as several private companies. He holds an M.D. degree from Paris University School of Medicine and an M.B.A. from Columbia Business School.

    WILLIAM R. GREEN, PH.D. is President and Chief Executive Officer of Stanford Research Systems, Inc., which he joined in 1984 and with which we have a strategic partnership. He became one of our directors in 1995. He received a B.S.E.E. degree from Cornell University and M.S.E.E. and Ph.D. degrees from Stanford University. He also served as a post-doctoral fellow at the Ecole Polytechnique in France.

    JAMES L. RATHMANN has been President of Falcon Technology Management Corporation and a general partner of Falcon Technology Partners, L. P. since its founding in 1993. Mr. Rathmann has been one of our directors since our inception. He also serves as a director of several private companies, including Genomica Corporation. Prior to joining Falcon Technology in 1993, he was Senior Vice President of Operations at Soft-Switch, Inc. from 1984 to 1993. He received a B.A. in Mathematics from the University of Colorado and an M.S. in Computer Science from the University of Wisconsin.

    DANIEL VAPNEK, PH.D. held senior research positions at Amgen, Inc., from 1981 to his retirement in 1996, serving the last 13 years as Senior Vice President, Research. He has been one of our directors since our inception. Prior to Amgen, Dr. Vapnek was a faculty member in the Department of Molecular and Population Genetics at the University of Georgia from 1972 to 1981, becoming a Professor in 1981. He holds B.S. degree in zoology and Ph.D. degree in microbiology from the University of Miami in Florida.

BOARD COMPOSITION

    Our board of directors is currently comprised of eight directors. Our amended and restated bylaws authorize no fewer than five directors and no more than nine directors. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Directors Dalton and Vapnek will be in the class of directors whose initial term expires at the 2001 annual meeting of stockholders. Directors Young, Green and Callaghan will be in the class of directors whose initial term expires at the 2002 annual meeting of the stockholders. Directors Formela, Rathmann and Rich will be in the class of directors whose initial term expires at the 2003 annual meeting of stockholders.

BOARD COMMITTEES

    Our board of directors has established an audit committee and a compensation committee.

AUDIT COMMITTEE

    The audit committee is composed of Michael J. Callaghan, Daniel Vapnek and Jean-Francois Formela. It is responsible for assuring the integrity of our financial control, audit and reporting functions. It reviews with our management and our independent accountants the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent accountants, makes recommendations to the board of directors regarding the selection or our auditors, reviews the scope, fees and results of activities related to audit and non-audit services. Prior to March 2000, the audit committee responsibilities were conducted by the full board of directors, which met annually with representatives of our independent accountants, including executive sessions from which members of management were excused.

COMPENSATION COMMITTEE

    The compensation committee is chaired by James L. Rathmann, and has Barbara J. Dalton and John A. Young as members. Its principal responsibility is to administer our stock plans and to set the salary and incentive compensation, including stock option grants, for the President and Chief Executive Officer and senior staff members.

DIRECTOR COMPENSATION

    Our seven outside directors serve without cash compensation. In each of August 2000, November 1999, September 1998 and September 1997, outside directors or the institutions they represent were each awarded non-statutory options for 8,600 shares of our common stock, with each option granted vesting monthly over 12 months. In March 2000, John A. Young, the Chairman of our board, was granted non-statutory options to acquire 86,000 shares, half vesting immediately and half vesting monthly over 24 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.

    We have obtained directors and officers' insurance providing indemnification for all of our directors, officers and employees for certain liabilities. Prior to closing of this offering we will enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, out of such person's services as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. At present, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned during the year ended December 31, 1999, by our Chief Executive Officer and our other mostly highly compensated executive officer whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 1999. The executive officers listed in the table below are referred to as named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                  ----------------
                                                          ANNUAL COMPENSATION        SECURITIES
                                                         ----------------------      UNDERLYING
NAME AND PRINCIPAL POSITIONS                             SALARY ($)   BONUS ($)     OPTIONS (#)
----------------------------                             ----------   ---------   ----------------
William E. Rich, Ph.D.,
  President and Chief Executive Officer and Director...    215,233     40,800          66,650
James H. Stanford,(1)
  Vice President and Chief Financial Officer...........    176,191     24,302              --

------------------------

(1) Mr. Stanford retired in June 2000.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

    The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 1999. The amounts listed in the following table under the heading "Exercise Price" were valued by our board of directors on the date of grant and were issued at estimated fair market value on the date of grant based upon the offering price herein and the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, priviliges and preferences associated with such preferred stock).

                                             INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                             ----------------------------------------------------       VALUE AT ASSUMED
                                             PERCENT OF                                  ANNUAL RATES OF
                              NUMBER OF     TOTAL OPTIONS                                  STOCK PRICE
                              SECURITIES     GRANTED TO                                   APPRECIATION
                              UNDERLYING      EMPLOYEES     EXERCISE                   FOR OPTION TERM(2)
                               OPTIONS        IN FISCAL      PRICE     EXPIRATION   -------------------------
NAME                         GRANTED (#)      YEAR (%)       ($/SH)       DATE       5% ($)         10% ($)
----                         ------------   -------------   --------   ----------   --------       ----------
William E. Rich, Ph.D......     66,650           15           1.16       5/10/09     854,651        1,406,795
James H. Stanford..........         --           --             --            --          --               --

------------------------

(1) All options were granted under our 1993 Stock Option Plan. Options granted to employees under the plan generally vest over a five-year period in equal monthly installments. Options granted to directors generally vest over 12 months. The board retains sole discretion to modify the terms, including the price, of outstanding options. Dr. Rich holds eight stock option grants totaling 1,249,150 shares. Options for 387,000 shares provide for simple five year vesting on a monthly basis. Options for 21,500 shares provided for immediate vesting upon grant. The other grants have a combination of five year vesting on a monthly basis and the possibility of partial or complete acceleration of vesting upon the occurrence of specified events.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term based on the ten-year term of the option at the time of grant. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon an assumed initial public offering price of $15.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The price to the public in this offering is higher than the estimated fair market value on the date of grant. Therefore, the potential realizable value of the option grants would be significantly higher than the calculations shown above.

                       AGGREGATE OPTION EXERCISES IN 1999
                        AND 1999 YEAR-END OPTION VALUES

    The following table provides summary information concerning stock options granted under our 1993 Stock Option Plan during the year ended December 31, 1999, and exercised options subject to repurchase held as of December 31, 1999, by each of the named executive officers. The exercise price for the options granted in 1999 is $1.16 per share. Generally, these stock options are immediately exercisable. We have the right to repurchase all unvested shares at the original exercise price within three months of the date on which the optionee's service terminates. Each of the options has a ten-year term, subject to earlier termination if the optionee's service terminates.

                                  SHARES                    NUMBER OF SECURITIES             VALUE OF SHARES
                                 ACQUIRED      VALUE       SUBJECT TO REPURCHASE          SUBJECT TO REPURCHASE
NAME                            ON EXERCISE   REALIZED    AT DECEMBER 31, 1999 (#)     AT DECEMBER 31, 1999 ($)(1)
----                            -----------   --------   --------------------------   -----------------------------
William E. Rich, Ph.D.........     66,650          --              213,925                      3,080,000
James H. Stanford.............         --          --               85,641                      1,236,803

------------------------

(1) There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price of $15.00 per share, less the aggregate exercise price of the options. The securities subject to repurchase are all unvested options purchased under Early Exercise Stock Purchase Agreements.

EMPLOYEE BENEFIT PLANS

1993 STOCK OPTION PLAN

    Our 1993 Stock Option Plan was adopted by our board of directors and approved by our stockholders in December 1993. The 1993 Stock Option Plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code and stock options that do not so qualify. The granting of incentive stock options is subject to the limitations set forth in the 1993 Stock Option Plan. Our directors, officers, employees and consultants are eligible to receive grants under the 1993 Stock Option Plan. The purpose of the 1993 Stock Option Plan is to promote the interests of us and our stockholders by encouraging and enabling eligible employees and other persons affiliated with us to acquire our stock. We believe that our granting of options will stimulate the efforts of these persons, strengthen their desire to remain with us, further align their interests with our success and assure a closer identification between them and us.


    The 1993 Stock Option Plan is administered by our board of directors, which, subject to the limitations on incentive stock options discussed above, has authority to determine the optionees, the number of shares covered by an option, the option exercise price, the term of the option, the vesting schedule and other terms and conditions. As of July 31, 2000, the 1993 Stock Option Plan, as amended, provided for the grant of options covering up to 3,321,750 shares of common stock. On August 10, 2000, our board of directors reserved 172,000 additional shares for future issuance under the 1993 Stock Option Plan. If an option expires, terminates, becomes unexercisable or is forfeited during the term of the 1993 Stock Option Plan without having been exercised in full, the shares subject to the unexercised portion of such plan will again be available for grant pursuant to the 1993 Stock Option Plan.


    As of July 31, 2000, options for a total of 1,542,600 shares of common stock were outstanding under the 1993 Stock Option Plan. In addition, 1,664,845 shares of common stock have been purchased under the 1993 Stock Option Plan pursuant to exercises of options. As of July 31, 2000, a total of 114,305 shares remain available for issuance under the 1993 Stock Option Plan.

2000 STOCK PLAN

    Our board of directors adopted the 2000 Stock Plan, referred to as the 2000 Plan, in March 2000 and the stockholders approved our 2000 Plan in April 2000. Our 2000 Plan is the successor equity incentive plan to our 1993 Stock Option Plan. Our board of directors has decided not to grant any additional options under the 1993 Stock Option Plan as of the effective date of this offering.

    The purpose of the 2000 Plan is to provide us with a continued opportunity to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our 2000 Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants, and for the grant of incentive stock options, within the meaning of Section 422 of the Code, referred to as the Code.

    A total of 1,075,000 shares of our common stock are authorized for issuance under the 2000 Plan. On the first day of each fiscal year during the term of the 2000 Plan, beginning with our fiscal year 2001, the number of shares available for issuance under our 2000 Plan will increase by an amount of shares equal to the lesser of 5% of the outstanding shares of our common stock on the first day of our fiscal year, 2,150,000 shares, or a lesser amount as our board may determine.

    Our board of directors or a committee of our board administers the 2000 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of
Section 162(m) of the Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

    The administrator determines the exercise price of options granted under the 2000 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

    No optionee may be granted an option to purchase more than 645,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted options to purchase up to an additional 645,000 shares.

    After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

    Our 2000 Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

    Our 2000 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

    Our 2000 Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan provided it does not adversely affect any option previously granted under our 2000 Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors adopted the 2000 Employee Stock Purchase Plan, referred to as the Purchase Plan, in March 2000 and the stockholders approved our Purchase Plan in April 2000. Our Purchase Plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

    A total of 215,000 shares of our common stock are authorized for issuance under the Purchase Plan. In addition, the number of shares authorized for issuance under the Purchase Plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 1% of the outstanding shares of our common stock on the first day of the fiscal year, 430,000 shares, or such other amount as may be determined by our board of directors.

    Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

    All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

    - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, OR

    - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1st and November 1st of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or after November 1, 2002.

    Our Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings, bonuses and commissions. A participant may purchase a maximum of 1,075 shares during a 6-month purchase period.

    Amounts deducted from a participant's eligible compensation and accumulated during a six month purchase period are used to purchase shares of our common stock at the end of the six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan.

    In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

    Our Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) PLAN

    We have established a tax-qualified employee savings and retirement plan, or 401(k) Plan, which covers all of our full-time U.S. employees who have completed at least three months of service. Under the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax-earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by us on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Advisory Committee. The Advisory Committee has the responsibility of making all discretionary determinations under the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by us to the 401(k) Plan, if any, will be deductible by us when made. The Trustee under the 401(k) Plan invests the account balance under the plan in accordance with an employee's written direction. To the extent an employee directs the investment of his or her account balance under the plan, ERISA relieves the Trustee from liability for any loss resulting from employee direction of the investment.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement, dated August 24, 2000, with William E. Rich, Ph.D., our President and Chief Executive Officer. The agreement provides for the acceleration of vesting of 100% of the options granted to Dr. Rich and severance pay equal to 12 months' pay in the event we are acquired by another company or group of investors and Dr. Rich's employment is terminated within 12 months thereof for reasons other than gross misconduct, Dr. Rich receives a cut in pay or responsibilities, or Dr. Rich is required to move beyond reasonable commuting distance from his home.

                              CERTAIN TRANSACTIONS

    We have issued since our inception through July 31, 2000, in private placement transactions (collectively, the "Private Placement Transactions"), shares of preferred stock as follows: an aggregate of 1,313,389 shares of Series A preferred stock at $1.16 per share in February and July 1994, an aggregate of 2,827,206 shares of Series B preferred stock at $2.33 per share in March 1995, July 1996, March 2000, April 2000 and June 2000, an aggregate of 1,276,284 shares of Series C preferred stock at $3.48 per share in April 1997, March 1998 and March 2000, an aggregate of 2,957,729 shares of Series D preferred stock at $4.65 per share in July and September 1998, January 1999, March 2000 and April 2000, and an aggregate of 4,531,103 shares of Series E preferred stock at $6.40 per share in March 2000. In addition, as of July 31, 2000, an aggregate of 123,712 warrants to purchase shares of preferred stock issued between 1995 and 1998 remained outstanding, of which 66,112 were exercised subsequent to July 31, 2000.

    Each share of preferred stock is convertible, without payment of additional consideration, into one share of common stock. All of the currently outstanding shares of preferred stock will be converted into 12,905,775 shares of common stock upon closing of this offering.

    The following table summarizes the shares of preferred stock purchased by our greater than 5% stockholders, our directors and our executive officers in private placement transactions:

                                              SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                                              PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED
INVESTOR(1)                                     STOCK       STOCK       STOCK       STOCK       STOCK
-----------                                   ---------   ---------   ---------   ---------   ---------
DIRECTORS AND EXECUTIVE OFFICERS
  John A. Young.............................    43,000     107,500     131,053       55,740      41,606
  William R. Green, Ph.D....................        --      86,000      52,345           --      22,059
  William E. Rich, Ph.D.(2).................        --     107,500      28,940       21,548       4,680
  Daniel Vapnek, Ph.D.......................    21,500      43,000          --           --      11,678

ENTITIES AFFILIATED WITH DIRECTORS
  S.R. One, Ltd.(3).........................   591,533     749,789     288,719       89,183     156,363
  Atlas Venture(4)..........................        --          --          --           --   1,632,682
  MDS Capital Corporation(5)................        --          --          --    1,074,999     194,637
  Stanford Research Systems, Inc.(6)........        --     738,412          --           --     129,025
  Falcon Technology Partners(7).............   322,428     630,453     608,248      282,023     312,727
  China Development Industrial Bank(8)......        --          --          --           --      44,673
  Central Investment Holding(8).............        --          --          --           --      44,673
  Grand Capital International Limited of
    Bank SinoPac(8).........................        --          --          --           --      44,673
  First Bio Venture Capital
    Corporation(8)..........................        --          --          --           --      22,344

5% STOCKHOLDERS
  William E. Rich, Ph.D.(2).................        --     107,500      28,940       21,548       4,680
  MDS Capital Corporation...................        --          --          --    1,074,999     194,637
  S.R. One, Ltd.............................   591,533     749,789     288,719       89,183     156,363
  Atlas Venture.............................        --          --          --           --   1,632,682
  Falcon Technology Partners................   322,428     630,453     608,248      282,023     312,727
  T. William Hutchens, Ph.D.................        --          --          --           --          --
  Tai-Tung Yip, Ph.D........................        --          --          --           --          --

------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Includes shares owned by Dr. Rich's spouse.

(3) Barbara J. Dalton, Ph.D., a director, is a Vice President of
    S.R. One, Ltd.

(4) Jean-Francois Formela, M.D., a director, is a General Partner of Atlas Venture.

(5) Michael J. Callaghan, a director, is a Senior Vice President of MDS Capital Corporation.

(6) William R. Green, Ph.D, a director, is President and Chief Executive Officer of Stanford Research Systems, Inc.

(7) James L. Rathmann, a director, is President of Falcon Technology Partners.

(8) China Development Industrial Bank, Central Investment Holding, Grand Capital International Limited of Bank Sinopac and First Bio Venture Capital Corporation are limited partners of MDS Capital Corporation, of which Michael J. Callaghan, a director, is Senior Vice President.

    Since our inception, we have issued, in conjunction with the issuance of certain convertible promissory notes (all of which have been converted) in private placement transactions and in conjunction with other financing transactions, warrants to purchase shares of preferred stock as follows: an aggregate of 23,391 shares of Series A preferred stock at $1.16 per share in December 1993 and September 1996, an aggregate of 169,276 shares of Series B preferred stock at $2.33 per share in March and October 1995 and January 1996, 16,512 shares of Series C preferred stock at $2.91 per share in April 1997, an aggregate of 19,350 shares of Series C preferred stock at $3.49 per share in September and November, 1997, an aggregate of 71,358 shares of Series D preferred stock at $4.65 per share in February, March and August 1998, and 63,053 shares of Series E preferred stock at $6.40 per share in March 2000. The following table summarizes the number of preferred stock warrants granted to greater than 5% stockholders, directors, executive officers and entities affiliated with our executive officers and directors in private placement transactions (including 22,933 Series A warrants exercised in 1998, 66,267 Series B warrants exercised in 1999 and 2000, 16,512 Series C warrants exercised in 2000 and 11,287 Series D warrants exercised in 2000, by those listed in this table):

                                                               SERIES A    SERIES B    SERIES C    SERIES D
                                            PRINCIPAL AMOUNT    WARRANT     WARRANT     WARRANT     WARRANT
INVESTOR(1)                                     OF NOTES        SHARES      SHARES      SHARES      SHARES
-----------                                 ----------------   ---------   ---------   ---------   ---------
S.R. One, Ltd.............................     $1,721,683       22,933      59,793          --      11,287
Falcon Technology Partners................      1,250,784           --      54,849          --       9,675
William R. Green, Ph.D....................        240,000           --          --      16,512          --
John A. Young.............................        250,000           --          --          --       8,062

------------------------

(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

    In October 1996, September 1997 and June 2000, we issued an aggregate of 262,300 shares of Series B preferred stock to Stanford Research Systems, Inc., or SRS, upon achievement of product development milestones under a joint development agreement with SRS entered into in February 1995 and amended in June 2000. In connection with the agreement, SRS may be entitled to receive up to 210,700 additional shares of Series B preferred stock, or, if after completion of this offering, shares of our common stock, upon the achievement of additional milestones in the development of electronic subassemblies aimed primarily at cost reduction of our ProteinChip Reader. We expect SRS to achieve these milestones within the next 24 months and to award the full 210,700 shares to SRS.

    In February 1997, Dr. Green loaned us $240,000 evidenced by a promissory note. In connection with the loan, we issued Dr. Green a warrant to purchase 16,512 shares of Series C preferred stock at an exercise price of $2.91 per share. The loan was fully repaid on March 3, 2000.

    In April 1997, we entered into an agreement to acquire all of the outstanding capital stock of IllumeSys Pacific, Inc. Under the agreement, we issued an aggregate of 4,227,534 shares of our common stock to IllumeSys shareholders, including 2,916,998 shares of common stock to Dr. Hutchens.

    In January 1998, the William E. Rich family loaned us $100,000 pursuant to a senior promissory note. The note accrued interest at a rate of 8 1/2% per annum. On March 26, 1998, we issued 28,940 shares of Series C preferred stock to the William E. Rich IRA at $3.49 per share and we repaid the outstanding principal balance and accrued interest on the note on March 31, 1998.

    In February 1998, we agreed with Ciphergen Technologies, Inc., or CTI, that we would acquire the 95% of the capital stock of CTI we did not then own in exchange for 462,250 shares of our common stock. The consummation of the acquisition was concurrent with the first closing of the Series D preferred stock offering on July 28, 1998. Drs. Hutchens and Yip were the principal shareholders of CTI.

    In March 1998, Mr. Stanford and Drs. Rich, Hutchens and Yip exercised incentive stock options totaling 827,750 shares with five-year promissory notes totaling $296,250, bearing interest at 5.59% per annum. In May 1998, Mr. Stanford exercised an incentive stock option for 43,000 shares with a $50,000 five-year promissory note bearing interest at 5.69% per annum. In December 1998, in connection with Dr. Rich's purchase of a home, after his relocation to Palo Alto, California at our request a $200,000, five-year, non-interest bearing, promissory note was executed by Dr. Rich, secured by his personal residence. In September 1999, Dr. Rich entered into a five-year promissory note for $47,548, bearing interest at 6.00% per annum which represented a renewal of a $35,000 promissory note of September 1994 plus accumulated interest. In November 1998, a $30,000, five year, non-interest bearing, promissory note was executed by Dr. Rich, representing renewal of a $30,000, four year promissory note executed by Dr. Rich in November 1994.

    In September 1999, Dr. Rich exercised an incentive stock option for 66,650 shares with a $77,500, five-year promissory note bearing interest at 5.82% per annum. In March 2000, Dr. Rich exercised an incentive stock option for 86,000 shares with a $300,000 five-year promissory note, bearing interest at 6.80% per annum.

    From June 1996 to March 1999, SRS provided space to us at no charge so that we could begin manufacturing operations of our ProteinChip Reader. SRS charged us on an hourly basis for the use of SRS purchasing personnel who ordered materials from vendors for ProteinChip Reader production. SRS charged us the suppliers' prices without markup and invoiced us monthly. In March 1999, we relocated our manufacturing operations to our former Palo Alto headquarters and instituted direct purchases of materials. SRS continues as a supplier of certain components of our ProteinChip Reader but no longer purchases from other suppliers for us. We believe that the price and quality of products made and supplied by SRS are competitive with available alternatives. From June 1996 to September 1999, we paid SRS $2.4 million for externally purchased parts, SRS staff time and SRS manufactured parts.

    Our SELDI technology was acquired via royalty-bearing sub-licenses. The technology was developed by Drs. Hutchens and Yip when they were employed at the Baylor College of Medicine. Several patent applications have been filed under the names of Drs. Hutchens and Yip and assigned to Baylor.

    In 1993, Molecular Analytical Systems, or MAS, owned primarily by Drs. Hutchens and Yip, obtained an exclusive worldwide license to the SELDI technology from Baylor. In 1997, MAS granted an exclusive sub-license for a broad range of applications in the life science research market to IllumeSys Pacific, Inc., or IPI, and an exclusive sublicense for a broad range of applications in other life science markets, including clinical diagnostics to ISP Acquisition Corporation, later renamed Ciphergen Technologies, Inc., or CTI. Exclusive rights for a broad range of applications in the field of therapeutic drug discovery were shared between IPI and CTI. Since obtaining the sublicenses in 1997, we have paid an aggregate of $240,000 in royalty payments and $160,000 for fees incurred in connection with obtaining and maintaining the underlying SELDI patents.

    In April 1997, we acquired 100% of the stock of IPI and 5% of the stock of CTI. In July 1998, we acquired the remaining 95% of the stock of CTI concurrent with the first closing of the Series D preferred stock offering. MAS retained for itself rights to SELDI for non-life science applications and for life science applications that do not involve biological or bioanalytical measurements or assays performed in laboratories or laboratory environments.

    We entered into an employment agreement, dated April 7, 1997, with Tai-Tung Yip, our Director of Research. The agreement expired on April 6, 2000.

    We believe the foregoing transactions were in our best interests. It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2000, and as adjusted to reflect the sale of common stock offered hereby for:

    - each person known by us to own beneficially more than 5% of our common stock;

    - each of our directors;

    - our Chief Executive Officer and our other most highly compensated executive officer; and

    - our executive officers and directors as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o Ciphergen Biosystems, Inc., 6611 Dumbarton Circle, Fremont, California, 94555. The table includes all shares of common stock issuable within 60 days of July 31, 2000, upon the exercise of options and warrants beneficially owned by the indicated stockholders on that date based on options and warrants outstanding as of July 31, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 20,130,567 shares of common stock outstanding as of July 31, 2000, in each case together with applicable options and warrants for that stockholder. Shares of common stock issuable upon exercise of options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                             PERCENT BENEFICIALLY
                                                                                   OWNED(1)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING    OFFERING
----------------                                              ------------   ---------   ---------
T. William Hutchens ........................................    3,235,951      16.1%       12.9%
  132 Palmer Avenue
  Mountain View, CA 94043

James L. Rathmann(2) .......................................    2,261,231      11.2%        9.0%
  Falcon Technology Partners
  600 Dorsett Road
  Devon, PA 19333

Falcon Technology Partners .................................    2,235,431      11.1%        8.9%
  600 Dorsett Road
  Devon, PA 19333

Barbara J. Dalton(3) .......................................    1,944,389       9.6%        7.7%
  S.R. One, Limited
  Four Tower Bridge
  200 Barr Harbor Drive, Suite 250
  West Conshohocken, PA 19428

S.R. One, Limited(3) .......................................    1,944,389       9.6%        7.7%
  Four Tower Bridge
  200 Barr Harbor Drive, Suite 250
  West Conshohocken, PA 19428

                                                                             PERCENT BENEFICIALLY
                                                                                   OWNED(1)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING    OFFERING
----------------                                              ------------   ---------   ---------
Jean-Francois Formela(4) ...................................    1,632,682       8.1%        6.5%
  Atlas Venture
  222 Berkeley Street
  Boston, MA 02116

Atlas Venture ..............................................    1,632,682       8.1%        6.5%
  222 Berkeley Street
  Boston, MA 02116

Tai-Tung Yip(5).............................................    1,464,984       7.3%        5.8%

William E. Rich(6)..........................................    1,416,118       6.9%        5.6%

Michael J. Callaghan(7) ....................................    1,278,237       6.3%        5.1%
  MDS Capital Corporation
  100 International Blvd.
  Etobicoke, Ontario, Canada M9W 6J6

MDS Capital Corporation ....................................    1,278,237       6.3%        5.1%
  100 International Blvd.
  Etobicoke, Ontario, Canada M9W 6J6

William R. Green(8) ........................................    1,053,642       5.2%        4.2%
  Stanford Research Systems, Inc.
  1290 D Reamwood Avenue
  Sunnyvale, CA 94089

John A. Young(9) ...........................................      593,994       2.9%        2.4%
  3200 Hillview Avenue
  Palo Alto, CA 94304

James H. Stanford ..........................................      178,450         *           *
  85 Hillbrook Drive
  Portola Valley, CA 94028

Daniel Vapnek(10) ..........................................      119,178         *           *
  414 Plaza Rubio
  Santa Barbara, CA 93103

Matthew J. Hogan(11)                                               86,000         *           *

All directors and executive officers as group (nine            10,385,471      50.3%       40.5%
  persons) (12).............................................

------------------------

   * less than one percent of outstanding shares

 (1) Assumes total conversion of preferred stock into common stock and includes all shares of common stock issuable (within 60 days of July 31, 2000) upon the exercise of outstanding options (including unvested options) held by the above listed stockholders and upon the exercise of outstanding warrants held by the above listed stockholders. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable.

 (2) Includes 17,200 shares in the name of James L. Rathmann, a director, issuable upon exercise of stock options, 8,600 shares of common stock currently owned by Mr. Rathmann and 48,375 shares of Series B preferred stock and 9,675 shares of Series D preferred stock in the name of Falcon

     Technology Partners, of which Mr. Rathmann is a General Partner, issued subsequent to July 31, 2000, upon exercise of preferred stock warrants.

 (3) Includes 25,800 shares in the name of S.R. One, Ltd. issuable upon exercise of stock options. Barbara Dalton, a director, is a Vice President of S.R. One.

 (4) Jean-Francois Formela, a director, is a General Partner of Atlas Venture.

 (5) Includes 6,271 shares of common stock issuable upon exercise of a stock option and 8,778 shares of common stock in the name of Christine Yip, an employee, who is Dr. Yip's spouse. Includes 13,975 shares subject to repurchase in the event of the termination of Dr. Yip's employment, as part of an early option exercise agreement.

 (6) Includes 21,548 shares of Series D preferred stock and 4,680 shares of Series E preferred stock held in an Individual Retirement Account and 4,300 shares of common stock held by Lenita L. Rich, a former employee, who is Dr. Rich's spouse. Includes 258,000 shares of common stock issuable upon exercise of a stock option grant and 243,773 shares subject to repurchase in the event of employment termination, as part of an early option exercise agreement.

 (7) Includes 8,600 shares issuable upon exercise of a stock option grant to Michael J. Callaghan. Includes shares owned by four funds affiliated with MDS Capital Corporation. Michael J. Callaghan, a director, is Senior Vice President of MDS Capital Corporation.

 (8) William R. Green, a director, is President and Chief Executive Officer of Stanford Research Systems, Inc. Includes 1,433 shares subject to repurchase as part of an early stock exercise agreement.

 (9) Includes 107,499 shares of Series B and 35,034 shares of Series E preferred stock and 85,998 shares of common stock, 1,433 shares of which are subject to repurchase as part of an early stock exercise agreement, which are in the names of Mr. Young's three adult children and 8,062 shares issued subsequent to July 31, 2000, upon the exercise of Series D preferred stock warrants. Also includes 86,000 shares issuable upon exercise of stock options granted to Mr. Young.

 (10) Includes 43,000 shares of common stock issuable upon exercise of stock options.

 (11) Matthew J. Hogan joined us on September 5, 2000.

 (12) Includes 524,600 shares issuable upon exercise of stock options, 66,112 shares issued subsequent to July 31, 2000, upon exercise of preferred stock warrants. A total of 246,640 shares are subject to repurchase in the event of employment termination as part of early option exercise agreements for an executive officer and two outside directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Our Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 80,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of July 31, 2000, 7,158,680 shares of common stock were issued and outstanding and 12,971,887 shares of preferred stock, which includes 66,112 shares of preferred stock issued subsequent to July 31, 2000, upon exercise of warrants, convertible into 12,971,887 shares of common stock upon the completion of this offering were issued and outstanding. As of July 31, 2000, we had 131 common stockholders of record and 117 preferred stockholders of record.


    Immediately after the closing of this offering, we will have 25,130,567 shares of common stock outstanding, assuming no exercise of options to acquire 1,542,600 additional shares of common stock or warrants to purchase 57,600 shares of common stock that are outstanding as of the date of this prospectus.

    The description below gives effect to the filing of the Certificate of Incorporation and the adoption of the Amended and Restated Bylaws. The following summary is qualified in its entirety by reference to our Certificate and Amended and Restated Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassesable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.

WARRANTS

    We have issued and outstanding warrants to purchase an aggregate of 57,600 shares of our preferred stock convertible into 57,600 shares of common stock, which expire between December 2003 and August 2008, excluding warrants, which were exercised subsequent to July 31, 2000, to purchase 66,112 shares which are included in preferred stock outstanding immediately prior to this offering.

REGISTRATION RIGHTS

    The holders of preferred stock, certain holders of warrants to purchase preferred stock and certain holders of our common stock are parties with us to an Investor Rights Agreement, dated March 3, 2000, pursuant to which those holders have customary demand and piggyback registration rights with respect to the shares of common stock held or to be issued upon conversion or exercise of their preferred stock and warrants, respectively. In addition, the holders of Preferred Stock are entitled to receive quarterly and annual financial statements, subject to certain conditions and limitations. Copies of the Investor Rights Agreement setting forth such rights will be furnished to investors upon request.

DEMAND REGISTRATION

    According to the terms of the Investors Rights Agreement, beginning six months after the closing of this offering, the holders of 12,905,775 shares of common stock shall have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be resold to the public. To demand such a registration, holders who hold together an aggregate of at least 50% of the shares having registration rights must request that the registration statement register shares for an aggregate offering price of at least $5,000,000, net of underwriting discounts and commissions. We are not required to effect more than two demand registrations. We may defer the filing of a demand registration for a period of up to 120 days once in any 12-month period.

PIGGYBACK REGISTRATION

    If we register in a public offering any of our securities, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction, the holders of demand registration rights will have the right to include their shares in the registration statement.

FORM S-3 REGISTRATION

    At any time after we become eligible to file a registration statement on Form S-3, holders of shares of common stock having demand and piggyback registration rights may require us to file a Form S-3 registration. We are obligated to file only one Form S-3 registration statement in any 12-month period. We are also not obligated to file a Form S-3 within 180 days after any registered offering by us, except for a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction. Further, the aggregate offering proceeds of the requested Form S-3 registration, before deduction of underwriting discounts and expenses, must be at least $1,000,000. We may defer one registration request in any 12-month period for 120 days.

    The registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders requesting the demand registration. The investors rights agreement also contains our commitment to indemnify the holders of registration rights for losses attributable to statements or omissions by us incurred with registrations under the agreement. The registration rights terminate six years from the closing of this offering.

EFFECT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTI-TAKEOVER LAW

    Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of our outstanding common stock. In addition, we are subject to Section 203 of the Delaware General Corporation which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    - prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering.

SALES OF RESTRICTED SECURITIES

    Upon completion of the offering, we will have outstanding an aggregate of 25,130,567 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after July 31, 2000. Of these outstanding shares, the 5,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 20,130,567 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.....................................      88,082 shares
90 days after effective date..............................         795 shares
181 days after effective date.............................  19,914,304 shares
More than 181 days after effective date...................     127,386 shares

RULE 144

    In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 251,306 shares immediately after the offering; or

    - the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1933, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

    The holders of approximately 99% of our common stock, including all of our directors and executive officers, together with holders of options to purchase approximately 1.6 million shares of common stock and the holders of warrants to purchase approximately 46,850 shares of common stock and preferred stock have entered into lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus. SG Cowen may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date.

    We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 1993 Stock Option Plan. We expect to file this registration statement within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and it will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

    Pursuant to the terms of an underwriting agreement dated     , 2000, which
is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom SG Cowen Securities Corporation, ING Barings LLC and UBS Warburg LLC are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
SG Cowen Securities Corporation.............................
ING Barings LLC.............................................
UBS Warburg LLC.............................................
                                                                 ---------
  Total.....................................................     5,000,000
                                                                 =========

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    We have granted to the underwriters an option to purchase up to an aggregate of 750,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less a concession not in excess of $ per share. Securities dealers may reallow a
concession not in excess of $      per share to other dealers. After the shares
of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional shares described below.

                                                          WITHOUT
                                            PER SHARE      OPTION      WITH OPTION
                                            ---------   ------------   -----------
Public offering price.....................
Underwriting discount.....................
Proceeds, before expenses, to Ciphergen...

    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

    We, our executive officers and directors and certain of our other stockholders have agreed not to directly or indirectly do any of the following, whether any transaction described in clause (1) or (2) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of SG Cowen on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

    (1) offer, sell or otherwise dispose of, or enter into any transaction or arrangement which is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

       - the common stock sold under this prospectus

       - shares of common stock we issue under employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights

    (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under option plans existing on the date hereof

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

    The Nasdaq National Market has approved our common stock for inclusion under the symbol "CIPH," subject to official notice of issuance.

    Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of common stock.

    The representatives may engage in over-allotment, open market purchases, stabilizing transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. In connection with this offering, the underwriters may make short sales by selling more shares than they are obligated to purchase under the underwriting agreement. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the price of shares in the open market compared to the price at which they may purchase shares under the over-allotment option. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Any of these activities may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    At our request, the underwriters have reserved up to 5% shares of the common stock offered by this prospectus for sale to our directors and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

    SG Cowen Securities Corporation owns 63,053 shares of our Series E preferred stock. The shares of Series E preferred stock will convert into an equal number of shares of common stock upon completion of the initial public offering.
SG Cowen has entered into a lock-up agreement under which it has agreed not to sell, transfer, except by operation of law or by reason of reorganization, assign, pledge or hypothecate the 63,053 shares of Series E preferred stock, or the shares of common stock into which they will be converted upon completion of the initial public offering, for a period of one year following the effective date of this offering. However, these shares may be transferred to any member participating in the offering and the bona fide officers or partners thereof if all securities so transferred or received remain subject to the lock-up agreement for the remainder of the initially applicable time period.

    Certain of the representatives and their affiliates have in the past, and may in the future, provide investment banking, financial advisory and other services to us for which these representatives receive customary fees and commissions.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

    You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    As a result of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                           CIPHERGEN BIOSYSTEMS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Accountants...........................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Stockholders' Deficit............    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

  Ciphergen Biosystems, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Ciphergen Biosystems, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
March 6, 2000, except for Note 14 for
  which the date is September 26, 2000

                           CIPHERGEN BIOSYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                                 DECEMBER 31,                     EQUITY AT
                                                              -------------------   JUNE 30,      JUNE 30,
                                                                1998       1999       2000          2000
                                                              --------   --------   ---------   -------------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,002   $  2,799   $ 24,027
  Accounts receivable, net of allowance for doubtful
    accounts of $40, $100 and $130 (unaudited)
    respectively............................................       692        680      1,623
  Accounts receivable from related parties..................       380        318        180
  Inventories, net..........................................       730        722      1,412
  Prepaid expenses and other current assets.................       231        322      1,119
                                                              --------   --------   --------
      Total current assets..................................     9,035      4,841     28,361
Property and equipment, net.................................       791        867      3,855
Goodwill and other intangible assets, net...................     1,062        697        531
Notes receivable from related party.........................       256        261        280
Investment in joint venture.................................        --        156        131
Other long-term assets......................................        --         22        153
                                                              --------   --------   --------
  Total assets..............................................  $ 11,144   $  6,844   $ 33,311
                                                              ========   ========   ========
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    452   $    728   $  1,596
  Accounts payable to related party.........................       369         42         27
  Accrued liabilities.......................................       740        931      3,406
  Deferred revenue..........................................       377        161        364
  Deferred revenue from related parties.....................        --        134         31
  Current portion of capital lease obligations..............        52        121        243
  Current portion of long-term debt.........................       429        366        255
  Line of credit............................................        --        825         --
                                                              --------   --------   --------
      Total current liabilities.............................     2,419      3,308      5,922
Capital lease obligations, net of current portion...........       105        184        413
Long-term debt, net of current portion......................       276        299        196
Deferred revenue............................................        --         45        103
Deferred revenue from related parties.......................        --        252        236
                                                              --------   --------   --------
      Total liabilities.....................................     2,800      4,088      6,870
                                                              --------   --------   --------
Commitments and contingencies (Note 6 and 14)
  Convertible preferred stock, $0.001 par value,
    Authorized: 13,869,067 shares, actual; 5,000,000 shares,
    pro forma
    Issued and outstanding: 7,987,231 shares at
      December 31, 1998, 8,230,755 shares at December 31,
      1999 and 12,905,711 shares at June 30, 2000
      (unaudited); none pro forma (unaudited)...............    24,264     25,339     53,215      $     --
                                                              --------   --------   --------      --------
    (Liquidation value: $25,834 at December 31, 1999)
  Preferred stock warrants (Notes 8 and 14).................       355        355        568            --
                                                              --------   --------   --------      --------
Stockholders' equity (deficit):
  Common stock, $0.001 par value,
    Authorized: 25,800,000 shares, actual; 80,000,000
      shares, pro forma
    Issued and outstanding: 6,861,446 shares at
      December 31, 1998, 6,852,893 shares at December 31,
      1999 and 7,158,680 shares at June 30, 2000
      (unaudited); 20,064,455 shares pro forma
      (unaudited)...........................................         6          6          7            20
  Additional paid-in capital................................     5,952      9,816     25,862        79,632
  Notes receivable from stockholders........................      (386)      (488)      (767)         (767)
  Deferred stock compensation...............................    (1,308)    (3,687)   (14,650)      (14,650)
  Accumulated deficit.......................................   (20,539)   (28,585)   (37,794)      (37,794)
                                                              --------   --------   --------      --------
      Total stockholders' equity (deficit)..................   (16,275)   (22,938)   (27,342)     $ 26,441
                                                              --------   --------   --------      ========
        Total liabilities, convertible preferred stock and
          stockholders' equity (deficit)....................  $ 11,144   $  6,844   $ 33,311
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,           JUNE 30,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------
                                                                                     (UNAUDITED)
Revenue:
  Product revenue.............................  $  1,283   $ 2,308    $ 4,128    $ 1,784    $  3,188
  Revenue from related parties................        --       625        882          5         453
                                                --------   -------    -------    -------    --------
      Total revenue...........................     1,283     2,933      5,010      1,789       3,641
Cost of revenue:
  Product revenue.............................     1,002       843      1,402        690       1,215
  Revenue from related parties................        --       225        306          2         296
                                                --------   -------    -------    -------    --------
      Total cost of revenue...................     1,002     1,068      1,708        692       1,511
                                                --------   -------    -------    -------    --------
      Gross margin............................       281     1,865      3,302      1,097       2,130
                                                --------   -------    -------    -------    --------
Operating expenses:
  Research and development....................     3,249     4,733      3,139      1,524       2,876
  Sales and marketing.........................     1,315     2,662      4,989      2,416       3,553
  General and administrative..................     1,332     2,100      2,799      1,168       5,188
  Amortization of intangible assets...........       164       279        365        183         167
                                                --------   -------    -------    -------    --------
      Total operating expenses................     6,060     9,774     11,292      5,291      11,784
                                                --------   -------    -------    -------    --------
Loss from operations..........................    (5,779)   (7,909)    (7,990)    (4,194)     (9,654)
Interest income...............................        15       175        245        143         553
Interest expense..............................      (236)     (488)      (179)       (74)        (95)
Other income (expense), net...................        (5)      170         37         14          12
Equity in net loss of joint venture...........        --        --       (159)      (113)        (25)
                                                --------   -------    -------    -------    --------
Net loss......................................    (6,005)   (8,052)    (8,046)    (4,224)     (9,209)
Dividend related to beneficial conversion
  feature of preferred stock..................        --        --         --         --     (27,228)
                                                --------   -------    -------    -------    --------
Net loss attributable to common
  stockholders................................  $ (6,005)  $(8,052)   $(8,046)   $(4,224)   $(36,437)
                                                ========   =======    =======    =======    ========
Net loss per share attributable to common
  stockholders:
  Basic and diluted...........................  $  (2.07)  $ (1.62)   $ (1.26)   $ (0.67)   $  (5.53)
                                                ========   =======    =======    =======    ========
  Shares used in computing net loss per share
    attributable to common stockholders.......     2,903     4,970      6,397      6,306       6,585
                                                ========   =======    =======    =======    ========
Pro forma net loss per share attributable to
  common stockholders (unaudited):
  Basic and diluted...........................                        $ (0.55)              $  (2.04)
                                                                      =======               ========
  Shares used in computing pro forma net loss
    per share attributable to common
    stockholders..............................                         14,594                 17,845
                                                                      =======               ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE SIX MONTHS ENDED
                                 JUNE 30, 2000

                                 (IN THOUSANDS)

                                                                              NOTES
                                           COMMON STOCK       ADDITIONAL    RECEIVABLE      DEFERRED
                                        -------------------    PAID-IN         FROM           STOCK       ACCUMULATED
                                         SHARES     AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION      DEFICIT       TOTAL
                                        --------   --------   ----------   ------------   -------------   ------------   --------
Balances, December 31, 1996...........    1,073      $ 1       $   112        $ (35)        $     --        $ (6,482)    $ (6,404)
Issuance of common stock upon
  conversion of note payable..........        2       --             1           --               --              --            1
Issuance of common stock for
  acquisition.........................    2,113        2           735           --               --              --          737
Issuance of common stock for cash and
  notes receivable....................       59       --            11           (5)              --              --            6
Issuance of common stock for
  services............................      497       --           171           --               --              --          171
Deferred stock compensation...........       --       --           830           --             (830)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --              119              --          119
Net loss..............................       --       --            --           --               --          (6,005)      (6,005)
                                         ------      ---       -------        -----         --------        --------     --------
Balances, December 31, 1997...........    3,744        3         1,860          (40)            (711)        (12,487)     (11,375)
Issuance of common stock for
  services............................    1,667        2         1,693           --               --              --        1,695
Issuance of common stock for cash and
  notes receivable....................      988        1           385         (346)              --              --           40
Issuance of common stock for
  acquisition.........................      462       --           537           --               --              --          537
Deferred stock compensation...........       --       --         1,477           --           (1,477)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --              880              --          880
Net loss..............................       --       --            --           --               --          (8,052)      (8,052)
                                         ------      ---       -------        -----         --------        --------     --------
Balances, December 31, 1998...........    6,861        6         5,952         (386)          (1,308)        (20,539)     (16,275)
Issuance of common stock for
  services............................       12       --            14           --               --              --           14
Issuance of common stock for cash and
  notes receivable....................      339       --           366         (341)              --              --           25
Repurchase of common stock............     (359)      --          (239)         239               --              --           --
Deferred stock compensation...........       --       --         3,723           --           (3,723)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --            1,344              --        1,344
Net loss..............................       --       --            --           --               --          (8,046)      (8,046)
                                         ------      ---       -------        -----         --------        --------     --------
Balances, December 31, 1999...........    6,853        6         9,816         (488)          (3,687)        (28,585)     (22,938)
Issuance of common stock for cash and
  notes receivable....................      321        1           535         (300)              --              --          236
Issuance of common stock for
  services............................        2       --            27           --               --              --           27
Repurchase of common stock............      (17)      --           (21)          21               --              --           --
Deferred stock compensation...........       --       --        14,509           --          (14,509)             --           --
Amortization of deferred stock
  compensation........................       --       --            --           --            3,546              --        3,546
Issuance of preferred stock and
  warrants with beneficial conversion
  feature.............................       --       --        27,228           --               --              --       27,228
Dividend related to beneficial
  conversion feature of preferred
  stock...............................       --       --       (27,228)          --               --              --      (27,228)
Charge for accelerated vesting of
  employee stock options..............       --       --           996           --               --              --          996
Net loss..............................       --       --            --           --               --          (9,209)      (9,209)
                                         ------      ---       -------        -----         --------        --------     --------
Balances, June 30, 2000 (unaudited)...    7,159      $ 7       $25,862        $(767)        $(14,650)       $(37,794)    $(27,342)
                                         ======      ===       =======        =====         ========        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                   SIX MONTHS
                                                                 YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(6,005)   $(8,052)   $(8,046)   $(4,224)   $(9,209)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      748      1,041        945        422        498
    Common stock issued for services........................      171      1,695         14         10         27
    Preferred stock issued for services.....................      275         83         --         --        379
    Amortization of deferred stock compensation and
      accelerated vesting of stock options..................      119        880      1,344        475      4,542
    Amortization of debt discount...........................       18        229         19          9          4
    Equity in net loss of joint venture.....................       --         --        159        113         25
    Preferred stock issued in lieu of interest..............       --         91         --         --         --
    Provision for obsolete inventory........................      134        117          5         21         66
    Loss on disposal of fixed assets........................      155         67        164         --        192
    Provision for doubtful accounts.........................       --         40         60         30         30
    Changes in operating assets and liabilities:
      Accounts receivable...................................       80       (725)       (48)       707       (973)
      Accounts receivable from related parties..............       --       (380)        62       (368)       138
      Inventories...........................................     (921)      (545)         3       (155)      (756)
      Prepaid and other current assets......................      167       (114)       (91)        40       (797)
      Other long-term assets................................       --         --        (22)       (11)      (131)
      Accounts payable and accrued liabilities..............      310         76        467       (861)     3,343
      Accounts payable to related parties...................      123        246       (327)       354        (15)
      Deferred revenue......................................       (3)       334         81       (128)       165
      Deferred revenue from related parties.................       --         --        134        362        (23)
                                                              -------    -------    -------    -------    -------
        Net cash used in operating activities...............   (4,629)    (4,917)    (5,077)    (3,204)    (2,495)
                                                              -------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (426)      (196)      (602)      (173)    (3,076)
  Issuance of notes receivable to related party.............       --       (226)       (19)        (5)       (19)
  Investment in joint venture...............................       --         --       (315)      (315)        --
                                                              -------    -------    -------    -------    -------
        Net cash used in investing activities...............     (426)      (422)      (936)      (493)    (3,095)
                                                              -------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of common stock options..........................        6         40         39         10        236
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................    2,640      9,665      1,019      1,019     26,899
  Exercise of preferred stock warrants......................       --         --         56         --        811
  Principal payments on capital lease obligations...........       --         --        (70)       (25)       (85)
  Proceeds from long-term debt..............................    2,183      2,742        467        346         --
  Repayments of long-term debt..............................     (257)      (522)      (526)      (251)      (218)
  Borrowing under line of credit............................       --         --      2,554        499         --
  Payments under line of credit.............................       --         --     (1,729)        --       (825)
                                                              -------    -------    -------    -------    -------
        Net cash provided by financing activities...........    4,572     11,925      1,810      1,598     26,818
                                                              -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash equivalents........     (483)     6,586     (4,203)    (2,099)    21,228
Cash and cash equivalents, beginning of period..............      899        416      7,002      7,002      2,799
                                                              -------    -------    -------    -------    -------
Cash and cash equivalents, end of period....................  $   416    $ 7,002    $ 2,799    $ 4,903    $24,027
                                                              =======    =======    =======    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $   138    $   174    $   140    $    55    $    84

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of property and equipment under capital
    leases..................................................  $    --    $   186    $   218    $    --    $   436
  Common stock issued in exchange for fixed assets,
    purchased technology and assumption of liabilities......      737         --         --         --         --
  Common stock issued in exchange for notes receivable from
    stockholders............................................        5        346        327         19        300
  Preferred stock issued upon conversion of convertible
    notes payable...........................................        5      4,000         --         --         --
  Issuance of warrants in connection with notes payable.....      165        190         --         --         --
  Common stock issued in acquisition of Ciphergen
    Technologies, Inc.......................................       --        537         --         --         --
  Repurchase of common stock for cancellation of note
    receivable..............................................       --         --        239         66         21
  Dividend related to beneficial conversion feature of
    preferred stock and warrants............................       --         --         --         --     27,228
  Issuance of warrants in connection with Series E preferred
    stock...................................................       --         --         --         --        213
  Conversion of accrued interest into stockholder note......       --         --         14         --         --
  Deferred stock compensation recognized on option grants...      830      1,477      3,723      1,143     14,509

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIPHERGEN BIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Ciphergen Biosystems, Inc. (the "Company") develops, manufactures and sells ProteinChip Systems, which consist of disposable ProteinChip Arrays, ProteinChip Readers and ProteinChip Software for life science researchers. These products are primarily sold to biologists at pharmaceutical and biotechnology companies and academic and government research laboratories.

INITIAL PUBLIC OFFERING

    In February 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheets.

UNAUDITED INTERIM RESULTS

    The accompanying interim consolidated financial statements for the six months ended June 30, 1999 and 2000, together with the related notes, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the six month periods ended June 30, 1999 and 2000.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its three wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

    The Company reports its minority ownership interest in Ciphergen Biosystems, K.K., a joint venture, using the equity method of accounting. Intercompany profits have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISKS AND UNCERTAINTIES

    The Company's products and services are currently concentrated in a single segment of the life science research field which is characterized by rapid technological advances and changes in customer requirements. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or industry standards. Any significant delays in the development or introduction of

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) products or services could have a material adverse effect on the Company's business and operating results.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents as of December 31, 1999 were deposited with financial institutions in the United States and exceed federally insured amounts. The Company also maintains cash deposits with one bank in the United Kingdom. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company's accounts receivable are derived from sales made to customers located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

INVENTORIES

    Inventories are stated at the lower of cost, using the average cost method, or market value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Gains and losses upon asset disposal are reflected in operations in the year of disposition.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Intangible assets arose from the Company's acquisitions. Goodwill is being amortized on a straight-line basis over five years. Other intangible assets consist of acquired workforce, which is being amortized on a straight-line basis over its estimated useful life of three years.

LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the assets.

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue from product sales is recognized upon product shipment provided no significant obligations remain and collections of the receivables are deemed probable. The Company recognizes revenue for ongoing customer service contracts ratably over the period of the service contract. Payments for service contracts are generally made in advance and are non-refundable. Licensing product and distribution rights are recognized ratably over the term of such agreements.

RESEARCH AND DEVELOPMENT COSTS

    Research and development expenditures are charged to operations as incurred.

    Software is an integral component to our product and is not sold separately except as part of ongoing customer service contracts. Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility is established. Development costs are capitalized beginning when technological feasibility has been established and ending when the software component is available for general release to customers. To date, products and upgrades have generally reached technological feasibility and have been released for sale at substantially the same time.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, unearned compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME

    The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as net income (loss) plus revenues, expenses, gains, and losses that, under generally accepted accounting principles, are excluded from net income (loss). The Company's comprehensive income approximated net income for all periods presented.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiary is the U.S. dollar. All assets and liabilities denominated in foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the average rates of exchange prevailing during the period. Gains and losses resulting from foreign currency translations and transactions are included in the consolidated statements of operations and have not been significant.

NET LOSS PER SHARE

    Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period, if their effect is dilutive. Potential common shares include common stock subject to repurchase and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of convertible preferred stock.

    The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods indicated (in thousands, except per share amounts):

                                                                          SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,           JUNE 30,
                                        ------------------------------   -------------------
                                          1997       1998       1999       1999       2000
                                        --------   --------   --------   --------   --------
                                                                             (UNAUDITED)
Numerator:
  Net loss attributable to common
    stockholders......................  $(6,005)   $(8,052)   $(8,046)   $(4,224)   $(36,437)

Denominator:
  Weighted average common shares
    outstanding.......................    3,015      5,621      6,750      6,683       7,045
  Weighted average unvested common
    shares subject to repurchase......     (112)      (651)      (353)      (377)       (460)
                                        -------    -------    -------    -------    --------
  Denominator for basic and diluted
    calculations......................    2,903      4,970      6,397      6,306       6,585
                                        =======    =======    =======    =======    ========
  Basic and diluted net loss per share
    attributable to common
    stockholders......................  $ (2.07)   $ (1.62)   $ (1.26)   $ (0.67)   $  (5.45)
                                        =======    =======    =======    =======    ========

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the potential shares of common stock that are not included in the diluted net loss per share attributable to common stockholders calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                                          SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,           JUNE 30,
                                        ------------------------------   -------------------
                                          1997       1998       1999       1999       2000
                                        --------   --------   --------   --------   --------
                                                                             (UNAUDITED)
Effect of dilutive securities:
  Convertible preferred stock
    outstanding.......................    4,781      7,987      8,231      8,207      12,906
  Common stock subject to
    repurchase........................      111        579        392        312         422
  Stock options outstanding...........      936        439        561        747       1,545
  Warrants outstanding................      229        266        242        266         124
                                        -------    -------    -------    -------    --------
                                          6,057      9,271      9,426      9,532      14,997
                                        =======    =======    =======    =======    ========

PRO FORMA STOCKHOLDERS' EQUITY AND PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Immediately prior to the effective date of the offering, all of the convertible preferred stock outstanding will automatically convert into common stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of June 30, 2000.

    Pro forma net loss per share attributable to common stockholders for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issue, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share attributable to common stockholders of approximately 8,197,000 shares and 11,260,000 shares for the year ended
December 31, 1999 and for the six months ended June 30, 2000, respectively. The calculation of pro forma diluted net loss per share attributable to common stockholders excludes incremental common stock issuable upon the exercise of stock options, warrants and common stock subject to repurchase as their effect would be anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS
No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in significant derivative instruments.

                           CIPHERGEN BIOSYSTEMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25" ("FIN 44"). This interpretation clarifies (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material impact on the Company's financial statements.

2. BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
INVENTORY, NET:
  Raw materials.............................................   $  434    $   471      $   676
  Work in process...........................................      160        102          543
  Finished goods............................................      136        149          193
                                                               ------    -------      -------
                                                               $  730    $   722      $ 1,412
                                                               ======    =======      =======
PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................   $1,032    $ 1,472
  Computers and equipment...................................      254        304
  Furniture and fixtures....................................      193        241
                                                               ------    -------
                                                                1,479      2,017
  Less: Accumulated depreciation............................     (688)    (1,150)
                                                               ------    -------
                                                               $  791    $   867
                                                               ======    =======

    Property and equipment includes $186 and $402 of equipment under capital leases at December 31, 1998 and 1999, respectively. Accumulated amortization of assets under capital leases totaled $38 and $123 at December 31, 1998 and 1999, respectively.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ACCRUED LIABILITIES:
  Payroll and related expenses..............................   $  391    $   452
  Royalties.................................................       31         49
  Other accrued liabilities.................................      318        430
                                                               ------    -------
                                                               $  740    $   931
                                                               ======    =======

                           CIPHERGEN BIOSYSTEMS, INC.

3. INVESTMENT IN JOINT VENTURE

    In January 1999, the Company entered into a joint venture agreement with a Japanese company to form a limited liability corporation, Ciphergen Biosystems, K.K., to be incorporated under the commercial code of Japan. The Company invested $315,000 in exchange for 30% ownership of the joint venture. The Company has no future funding commitments to Ciphergen Biosystem, K.K. Commencing after the fiscal year ending December 31, 2001, the Company has the option to purchase an aggregate of 40% of Ciphergen Biosystems, K.K. from its joint venture partner each year within 30 days of the receipt of the joint venture's audited financial statements. Such buyout option terminates automatically 30 days after the receipt of the joint venture's audited financial statements for the year ending December 31, 2004. The aggregate purchase price for the buyout option is the greatest of (i) 50,000,000 yen, (ii) 8% of the joint venture's net sales during the last fiscal year, or (iii) 40% of the joint venture's book value at the end of the last fiscal year. The Japanese investor is obligated to provide or arrange for working capital for the joint venture until the Company purchases the additional 40% ownership, at which time the joint venture must repay such financing and arrange its own working capital financing. The Company's proportionate share of the joint venture's losses were recorded in the statement of operations as non-operating losses. Approximately 11% of the Company's revenues for 1999 were from sales to the joint venture.

    In connection with the joint venture agreement, the Company entered into a distribution and marketing agreement with the joint venture whereby the joint venture would distribute the Company's products in the life science research markets in Japan. In exchange for providing trading, technical support, equipment demonstrations and seminars, the Company received a non-refundable payment of approximately $315,000. Such payment is included in deferred revenue and is being recognized as other income over a 10-year period, the term of the joint venture agreement.

4. LONG-TERM DEBT (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Notes payable to a financial institution, bearing interest
  between 14.8% and 17.8% collateralized by equipment and
  inventory, with principal and interest payable monthly
  through May 2000..........................................    $264       $ 29
Notes payable to a financial institution, bearing interest
  between 14.7% and 16.8%, collateralized by equipment, with
  principal and interest payable through August 2002........     326        584
Note payable to a related party, bearing interest at 18%,
  collateralized by certain equipment, with principal and
  interest payable monthly through March 2000...............     128         50
Note payable to a financial institution, bearing interest at
  6%, collateralized by certain equipment, with principal
  and interest payable monthly through November 2001........      11          7
                                                                ----       ----
                                                                 729        670
Unamortized discounts related to stock warrants (Note 8)....     (24)        (5)
                                                                ----       ----
                                                                 705        665
Less: Current portion.......................................     429        366
                                                                ----       ----
                                                                $276       $299
                                                                ====       ====

    The notes payable to financial institutions are subject to certain covenants, including restrictions on the payment of dividends and the sale of assets. At December 31, 1999, the Company was not in violation of any covenants.

                           CIPHERGEN BIOSYSTEMS, INC.

4. LONG-TERM DEBT (IN THOUSANDS) (CONTINUED)
    Scheduled principal payments on notes payable at December 31, 1999 are as follows:

2000........................................................    $366
2001........................................................     182
2002........................................................     117
                                                                ----
                                                                $665
                                                                ====

5. LINE OF CREDIT

    On June 23, 1999, the Company entered into a loan and security agreement with a bank for a line of credit. At December 31, 1999, the Company had $825,000 outstanding under a $1,500,000 revolving line of credit for which the borrowing base is equal to 80% of the Company's eligible domestic accounts receivable and 75% of the Company's eligible foreign accounts receivable as determined by the lender. The line of credit matures on June 22, 2000. (Note 14). Interest is calculated daily at 0.75% above the prime rate based on a 360 day year. The line is collateralized by accounts receivable and other assets of the Company. The Company is subject to certain covenants, including restrictions on dividend payments and maintenance of certain financial ratios. The Company was not in violation of any covenants at December 31, 1999.

6. COMMITMENTS

CAPITAL LEASES

    The Company leases certain machinery and equipment under capital lease agreements with an independent finance company which expire through December 2002.

    As of December 31, 1999, future minimum lease payments under capital lease agreements were as follows (in thousands):

2000........................................................   $ 158
2001........................................................     126
2002........................................................      84
                                                               -----
Total minimum lease payments................................     368
Less: Amount representing interest..........................     (63)
                                                               -----
Present value of minimum lease payments.....................     305
Less: Current portion.......................................    (121)
                                                               -----
Non-current portion.........................................   $ 184
                                                               =====

OPERATING LEASES

    The Company leases various equipment and two facilities in Palo Alto, California. The two facility leases originally expired in December 31, 1999, but were extended for an additional six months to June 30, 2000 (see Note 14). Under the terms of one of the facility leases, the Company is responsible for common area maintenance. Total rent expense under all leases was $204, $221 and $397 for the years ended December 31, 1997, 1998 and 1999, respectively.

                           CIPHERGEN BIOSYSTEMS, INC.

6. COMMITMENTS (CONTINUED)
    As of December 31, 1999, future minimum lease payments under the operating leases were as follows (in thousands):

2000........................................................    $238
2001........................................................       6
2002 and thereafter.........................................       6
                                                                ----
Total minimum lease payments................................    $250
                                                                ====

7. STOCKHOLDERS' EQUITY (DEFICIT)

CONVERTIBLE PREFERRED STOCK

    In February 1995, the Company entered into a joint development agreement that provides for the issuance of a total of 949,113 shares of Series B preferred stock. Under this agreement, 476,113 shares of Series B preferred stock at $2.33 per share were issued upon the closing of the Company's Series B financing in March 1995, 118,250 shares were issued in October 1996 upon the achievement of the first milestone, and 118,250 shares were issued in September 1997 upon the achievement of the second milestone. The remaining 236,500 shares will be issued upon the achievement of additional milestones.

    At December 31, 1999, the amounts, terms and liquidation values of Series A, Series B, Series C and Series D convertible preferred stock were as follows (in thousands):

                                                  SHARES         COMMON
                                                  ISSUED         STOCK
                                     SHARES         AND       RESERVED FOR   LIQUIDATION
SERIES                             AUTHORIZED   OUTSTANDING    CONVERSION       VALUE
------                             ----------   -----------   ------------   -----------
A................................     1,314        1,314         1,314         $ 1,527
B................................     3,124        2,753         2,753           6,403
C................................     1,295        1,260         1,260           4,395
D................................     2,976        2,904         2,904          13,509
E................................     5,160           --            --              --
                                     ------        -----         -----         -------
                                     13,869        8,231         8,231         $25,834
                                     ======        =====         =====         =======

    The rights, preferences and privileges of Series A, Series B, Series C and Series D preferred stock are as follows:

VOTING RIGHTS

    Holders of Series A, Series B, Series C and Series D preferred stock are entitled to one vote for each share of common stock into which such shares can be converted. The holders of the outstanding shares of Series A and Series B preferred stock, voting as separate classes, are each entitled to elect two members to the Company's Board of Directors and the holders of the outstanding shares of Series D preferred stock, voting as a separate class, are entitled to elect one member to the Company's Board of Directors. Any remaining board members will be elected by the holders of common stock and the holders of preferred stock voting together as a single class.

                           CIPHERGEN BIOSYSTEMS, INC.

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
DIVIDENDS

    The holders of Series A, Series B, Series C and Series D preferred stock are entitled to noncumulative dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company, in the amount of $0.09, $0.19, $0.28 and $0.37 per share per annum, respectively, as declared by the Board of Directors. No dividends had been declared as of December 31, 1999.

CONVERSION RIGHTS

    Shares of Series A, Series B, Series C and Series D preferred stock are convertible into common shares at the option of the holder or automatically upon a public offering of at least $10,000,000 of common stock at an offering price of at least $6.98 per share or upon the written consent of the holders of more than 50% of the then outstanding shares of Series A, Series B, Series C or Series D preferred stock voting as separate classes. The conversion rate is one share of common stock for one share of preferred stock (subject to certain adjustments).

LIQUIDATION

    In the event of liquidation or sale of the Company, Series A, Series B, Series C and Series D preferred stock have preference over common stock in the amount of $1.16, $2.33, $3.49 and $4.65, respectively, in addition to any declared and unpaid dividends. The remaining assets of the Company shall be distributed on a pro rata basis to the holders of Series A, Series B, Series C and Series D preferred stock and common stock until holders of Series A, Series B, Series C and Series D preferred stock have received an amount equal to $2.33, $4.65, $6.98 and $9.30 per share outstanding, respectively, including the preferences disclosed above, at which time the remaining assets shall be distributed on a pro rata basis to holders of common stock.

8. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    The Company has reserved 2,504,750 shares of common stock for sale to employees, directors and consultants under its 1993 Stock Option Plan (the "Plan"). Under the Plan, options may be granted at prices not lower than 85% and 100% of the fair market value of the common stock for nonstatutory and statutory stock options, respectively. Options are exercisable when granted and such unvested shares are subject to repurchase upon termination of employment. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, a total of 391,873 shares of common stock were subject to repurchase by the Company at a weighted average price of $0.65 per share. Unexercised options generally expire ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's common stock).

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    Activity under the Plan was as follows:

                                                            OPTIONS OUTSTANDING             WEIGHTED
                                        SHARES     --------------------------------------   AVERAGE
                                      AVAILABLE    NUMBER OF     PRICE PER     AGGREGATE    EXERCISE
                                      FOR GRANT     SHARES         SHARE         PRICE       PRICE
                                      ----------   ---------   -------------   ----------   --------
Balances, December 31, 1996.........     378,286     211,775    $0.12-$0.23    $   41,250    $0.20
  Shares reserved for the Plan......     881,500
  Options granted...................    (848,986)    848,986    $0.23-$0.35       291,483     0.34
  Options canceled..................      65,610     (65,610)   $0.12-$0.23       (12,087)    0.19
  Options exercised.................          --     (59,232)   $0.12-$0.35       (11,546)    0.20
                                      ----------   ---------   -------------   ----------    -----
Balances, December 31, 1997.........     476,410     935,919    $0.12-$0.35       309,100     0.33
  Shares reserved for the Plan......     182,750
  Options granted...................    (532,555)    532,555    $0.35-$1.16       382,000     0.72
  Options canceled..................      41,592     (41,592)   $0.35-$1.16       (31,875)    0.76
  Options exercised.................          --    (987,873)   $0.35-$1.16      (386,295)    0.39
                                      ----------   ---------   -------------   ----------    -----
Balances, December 31, 1998.........     168,197     439,009    $0.12-$1.16       272,930     0.62
  Shares reserved for the Plan......     516,000
  Options granted...................    (504,605)    504,605       $1.16          586,750     1.16
  Options canceled/shares
    repurchased.....................     402,630     (43,940)   $0.23-$1.16       (30,225)    0.69
  Options exercised.................          --    (338,287)   $0.23-$1.16      (366,155)    1.08
                                      ----------   ---------   -------------   ----------    -----
Balances, December 31, 1999.........     582,222     561,387    $0.12-$1.16       463,300     0.83
  Shares reserved for the Plan......     817,000
  Options granted...................  (1,367,830)  1,367,830       $3.49        4,771,500     3.49
  Options canceled/shares
    repurchased.....................      80,504     (62,171)   $0.23-$3.49       (98,509)    1.58
  Options exercised.................          --    (322,037)   $0.23-$3.49      (535,133)    1.66
                                      ----------   ---------   -------------   ----------    -----
Balances, June 30, 2000
  (unaudited).......................     111,896   1,545,009    $0.12-$3.49    $4,601,158    $2.98
                                      ==========   =========   =============   ==========    =====

    The options outstanding and currently exercisable by exercise price at December 31, 1999 were as follows:

                                                OPTIONS OUTSTANDING AND EXERCISABLE
                                               -------------------------------------
                                                              WEIGHTED
                                                               AVERAGE     WEIGHTED
                                                              REMAINING     AVERAGE
                                                 NUMBER      CONTRACTUAL   EXERCISE
EXERCISE PRICE                                 OUTSTANDING      LIFE         PRICE
--------------                                 -----------   -----------   ---------
$0.12........................................     17,200      4.2 years      $0.12
$0.23........................................     66,005      6.5 years      $0.23
$0.35........................................    135,235      7.5 years      $0.35
$1.16........................................    342,947      9.1 years      $1.16
                                                 -------
                                                 561,387                     $0.83
                                                 =======

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)

FAIR VALUE DISCLOSURES

    The Company applies the measurement principles of APB 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss per share attributable to common stockholders would have increased to the pro forma amounts indicated below:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Net loss attributable to common stockholders:
  As reported.....................................  $(6,005)   $(8,052)   $(8,046)
                                                    =======    =======    =======
  Pro forma.......................................  $(6,217)   $(8,256)   $(8,481)
                                                    =======    =======    =======

Basic and diluted net loss attributable to common
  stockholder per share:
  As reported.....................................  $ (2.07)   $ (1.62)   $ (1.26)
                                                    =======    =======    =======
  Pro forma.......................................  $ (2.14)   $ (1.67)   $ (1.33)
                                                    =======    =======    =======

    The value of each option grant is estimated on the date of grant using the minimum value method with the following weighted assumptions:

                                                        YEARS ENDED DECEMBER 31,
                                                  ------------------------------------
                                                    1997          1998          1999
                                                  --------      --------      --------
Risk-free interest rate.........................      6.2%          5.4%          5.6%
Expected average life...........................  5 years       5 years       5 years
Expected dividends..............................       --            --            --

    The expected average life is based on the assumption that stock options on average are exercised 5 years after they are granted. The risk-free interest rate was calculated in accordance with the grant date and expected average life. The weighted-average fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.070, $0.163 and $0.256 per share, respectively.

DEFERRED STOCK-BASED COMPENSATION

    During the period from April 1997 through June 30, 2000, the Company recorded $20.3 million of deferred stock compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of five years; weighted average risk-free rate between 5.4% and 6.2%; expected dividend yield of zero percent; volatility of 50% and deemed values of common stock between $0.70 and $14.67 per share. Stock compensation expense is being recognized in accordance with FIN 28, an accelerated amortization method, over the vesting periods of the related options, generally five years. The Company recognized stock compensation expense of $0.1 million, $0.9 million, $1.3 million and $3.5 million for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively.

                           CIPHERGEN BIOSYSTEMS, INC.

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The allocation of stock-based compensation expense by functional area was as follows (in thousands):

                                                    YEARS ENDED                 SIX MONTHS
                                                    DECEMBER 31,              ENDED JUNE 30,
                                           ------------------------------   -------------------
                                             1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------
Cost of revenue..........................    $  1       $  2      $   39      $ 14      $   72
Research and development.................      44        167         206        73         605
Sales and marketing......................       5         33         476       168         527
General and administrative...............      69        678         623       221       2,342
                                             ----       ----      ------      ----      ------
    Total stock-based compensation.......    $119       $880      $1,344      $476      $3,546
                                             ====       ====      ======      ====      ======

WARRANTS

    In 1995, the Company issued warrants with lives ranging from three to five years to four shareholders and eight-year warrants to an equipment financing company to purchase an aggregate 34,686 and 37,840 shares of Series B preferred stock, respectively, for $2.33 per share, the fair market value at the dates of grant. Of the 34,686 warrants, 10,750 expired in 1998 and the remaining 23,936 were exercised in 1999. During 1996, the Company issued five-year warrants to two shareholders to purchase an aggregate of 96,750 shares of Series B preferred stock for $2.33 per share, the fair market value at the date of grant. The value of the warrants using the Black-Scholes valuation model was not material.

    In 1997, the Company issued warrants to purchase an aggregate of 8,600 shares of Series C preferred stock for $3.49 per share, the fair market value at the date of grant to an equipment lender. The warrants expire in September 2007. Also in 1997, the Company issued warrants to an equipment lender to purchase an aggregate 16,512 shares of Series C preferred shares for $2.91 per share. These warrants were exercised in March 2000. The Company also issued warrants to an accounts receivable lender to purchase an aggregate 10,750 shares of Series C preferred shares for $3.49 per share. The warrants expire in November 2004. The value of the warrants using the Black-Scholes valuation model was not material.

    In 1998, the Company issued warrants to purchase an aggregate of 410 shares of Series D preferred stock for $4.65 per share, the fair market value at the date of grant to an equipment lender. The warrants expire in August 2008. Also in 1998, the Company issued five-year warrants in conjunction with the issuance of Series D preferred stock bridge loans, to purchase an aggregate 70,948 shares of Series D preferred stock for $4.65 per share. The warrants issued had a fair value of approximately $188,000 at the time of issuance, based on a calculation using the Black-Scholes valuation model. The fair value of these warrants is reflected as a discount on the debt and accreted as interest expense to be amortized over the life of the debt. The loans were converted to Series D in 1998 and their note discount was taken to interest expense. At December 31, 1999, 241,810 warrants were outstanding to purchase 134,590, 35,862 and 71,358 shares of Series B, Series C and Series D preferred stock, respectively. For additional warrant activities, see Note 14, subsequent events.

                           CIPHERGEN BIOSYSTEMS, INC.

9. INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $21,053,000 and $10,859,000, respectively, available to offset future taxable income. The operating loss carryforwards and credits expire between 2002 and 2019, if not utilized. For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and state tax law.

    Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1999 were as follows (in thousands):

                                                              1998       1999
                                                            --------   --------
Deferred tax assets and liabilities:
  Net operating loss carryforwards........................  $ 5,622    $ 7,579
  Research and development credits........................      624        935
  Depreciation and amortization...........................      293        375
  Other...................................................      162        417
                                                            -------    -------
    Total deferred tax assets.............................    6,701      9,306

Less: Valuation allowance.................................   (6,701)    (9,306)
                                                            -------    -------
Net deferred tax asset....................................  $    --    $    --
                                                            =======    =======

    Based on the evidence currently available, the Company has established a full valuation allowance because at this time it appears more likely than not that no benefit will be realized for its deferred tax assets.

10. EMPLOYEE BENEFIT PLAN

    The Company maintains the Ciphergen Biosystems, Inc. 401(k) Savings Plan for its U.S. employees. This Plan allows eligible employees to defer up to 20%, subject to the Internal Revenue Service annual contribution limit, of their pretax compensation in certain investments at the discretion of the employee. Under the Plan, the Company is not required to make Plan contributions. The Company had not made any contributions to the Plan as of December 31, 1999.

11. ACQUISITIONS

    On April 7, 1997, the Company acquired all the outstanding stock of IllumeSys Pacific, Inc. ("IllumeSys") and 5% of Ciphergen Technologies, Inc. ("CTI"). The total purchase price was approximately $737,000 which consisted of 2,113,767 shares of the Company's common stock. The acquisition was accounted for under the purchase accounting method and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date.

                           CIPHERGEN BIOSYSTEMS, INC.

11. ACQUISITIONS (CONTINUED)
    IllumeSys was an operating company with six employees. CTI was not an operating company. Both IllumeSys and CTI held sublicense rights to proprietary technology developed at and owned by the Baylor College of Medicine, and exclusively licensed to Molecular Analytical Systems, Inc. ("MAS"). The sublicenses from MAS to IllumeSys and CTI contained exclusive rights to make, use and sell instruments, devices and non-drug consumables covered by the Baylor technology to different life science and drug discovery laboratory markets worldwide. The 5% interest in CTI was accounted for as goodwill ($10,000) and is being amortized over five years from April 1997.

    The excess of purchase price over the net assets of IllumeSys were assembled workforce of $183,000 which is being amortized over three years beginning April 1997 and goodwill of $775,000, which is being amortized over five years beginning April 1997.

    The purchase price allocation was based on the estimated fair value of IllumeSys' and CTI's tangible and intangible assets less liabilities at April 7, 1997. The allocation follows (in thousands):

Property and equipment, IllumeSys...........................  $ 118
Total liabilities, IllumeSys................................   (349)
Assembled workforce, IllumeSys..............................    183
Goodwill, CTI...............................................     10
Goodwill, IllumeSys.........................................    775
                                                              -----
                                                              $ 737
                                                              =====

    Under an employment agreement signed as part of the acquisition, the Company had a contingent obligation to issue an additional 2,113,767 shares of common stock to the owners of IllumeSys contingent upon the continued service of a certain key employee. As of December 31, 1997, 469,726 shares had been issued and $164,000 had been recorded as research and development expense. The remainder of that contingent obligation was then accelerated in conjunction with an employee separation agreement and $1.7 million was charged to research and development expense in July 1998.

    On July 28, 1998, the Company acquired the remaining 95% of the outstanding stock of CTI. The total purchase price was $537,500 which consisted of 462,250 shares of the Company's common stock. The acquisition was accounted for under the purchase accounting method and accordingly, the purchase price was allocated to the intangible asset acquired. The purchase of the remaining 95% of CTI in July 1998 was accounted for as goodwill and is being amortized over 44 months through March 2002, the same ending date as the five-year amortization period for goodwill in the IllumeSys transaction.

12. RELATED PARTIES

    At December 31, 1999, the Company had two notes receivable totaling $230,000 from an officer, with an imputed interest rate of 6.0%. The notes are repayable on or before December 30, 2003. Additionally, the Company has various notes receivable from stockholders in the aggregate amount of approximately $488,000 related to the early exercise of stock options. These notes have five year terms, bear interest between 5.59% and 6.85% and are collateralized by the underlying stock and other personal assets. All notes receivable related to the early exercise of options become due immediately upon termination of employment.

                           CIPHERGEN BIOSYSTEMS, INC.

12. RELATED PARTIES (CONTINUED)
    During the years ended December 31, 1998 and 1999, the Company recorded revenue in the amount of $625,000 and $882,000, respectively, on sales to related parties. These sales were transactions related to the sale of equipment to companies who held minority investments in the Company. Additionally, the Company recorded approximately $31,000 of other income for services performed under the Ciphergen Biosystems, K.K. distribution and marketing agreement.

13. SEGMENT INFORMATION

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" effective December 31, 1998. SFAS 131 establishes standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. Comparative information has been provided for prior years. The Company operates in one business segment. The Company sells its products and systems directly to customers in the United States and Europe, and through a distributor in Asia.

    Revenue for geographic regions reported below are based upon the customers' locations. Long-lived assets, predominately property and equipment, are reported based on the location of the assets. Following is a summary of the geographic information related to revenues, long-lived assets and information related to significant customers for the years ended December 31, 1997, 1998 and 1999:

                                                                1997       1998       1999
                                                              --------   --------   --------
REVENUE
North America...............................................   $1,163     $1,926     $3,142
Europe......................................................      120        643      1,320
Asia (related party)........................................       --        364        548
                                                               ------     ------     ------
  TOTAL.....................................................   $1,283     $2,933     $5,010
                                                               ======     ======     ======
LONG-LIVED ASSETS
North America...............................................   $  914     $  789     $  777
Europe......................................................       --          2         90
                                                               ------     ------     ------
  TOTAL.....................................................   $  914     $  791     $  867
                                                               ======     ======     ======
SIGNIFICANT CUSTOMERS
REVENUE
Ciphergen Biosystems, K.K...................................       --         12%        11%
                                                               ======     ======     ======

    ACCOUNTS RECEIVABLE
    As of December 31, 1998 and 1999, six and seven customers accounted for 97% and 94% of accounts receivable, respectively.

    The Company does not segregate information related to operating income generated by its export sales.

                           CIPHERGEN BIOSYSTEMS, INC.

14. SUBSEQUENT EVENTS

FACILITIES LEASE


    In February 2000, the Company signed an eight year lease for a new facility. The lease, as amended in August 2000, has future rental commitments totaling approximately $23.6 million and expires in July 2008. Additionally, as of August 2000, the Company entered into an 18-month agreement to sublease approximately 30,000 square feet of the approximately 61,000 square foot facility. Total sublease income during the 18-month period will be approximately $2.9 million.


DANISH SUBSIDIARY

    In February 2000, the Company established a new subsidiary in Denmark, Ciphergen Biosystems A/S. The subsidiary will carry out both research and sales and marketing activities.

SERIES E CONVERTIBLE PREFERRED STOCK

    In March 2000, the Company issued 4,468,070 shares of Series E preferred stock ("Series E") at $6.395 per share resulting in net cash proceeds of $26.9 million. The difference between the conversion price and the fair market value per share of the common stock on the transaction date resulted in a beneficial conversion feature of $26.6 million which has been reflected as a preferred stock dividend in the June 30, 2000 consolidated interim financial statements. Each share of Series E has voting rights equal to the number of shares of common stock into which such share is convertible. Holders of Series E are entitled to receive annual dividends of $0.51 per share, when and if declared by the Board of Directors, on a PARI PASSU basis with the holders of Series A, Series B, Series C and Series D preferred stock, and prior to the common stock. The Series E preferred stock is convertible at any time into common stock at a one-for-one exchange ratio. Such conversion is automatic upon the effective date of an initial public offering of at least $10.0 million provided the public offering price is at least $12.79 per share. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series E are entitled to receive an amount equal to $6.395 per share, plus any declared but unpaid dividends. In connection with the Series E financing, the Company issued the underwriter warrants to purchase 63,053 shares of Series E preferred stock for $6.395 per share. The warrants, which terminate in February 2005, have a fair value of $8.32 per share based on a calculation using the Black-Scholes valuation model at the time of issuance. The aggregate amount allocated to the warrants based on the relative value of the warrants to the Series E preferred stock was $213,000. In March 2000, the underwriters exercised the 63,053 warrants. The resulting difference between the exercise price of the warrants and fair market value of the common stock underlying the Series E preferred stock resulted in an additional beneficial conversion feature of $542,000 on the date these warrants were exercised. This has been reflected as a preferred stock dividend in the consolidated June 30, 2000, interim financial statements.

REINCORPORATION

    Effective June 21, 2000, the Company reincorporated in the State of
Delaware.

                           CIPHERGEN BIOSYSTEMS, INC.

14. SUBSEQUENT EVENTS (CONTINUED)
STOCK SPLIT

    On September 26, 2000 the board of directors and stockholders approved a 0.43-for-1 reverse stock split of the common and preferred stock. All share and per share amounts for all periods presented in the accompanying consolidated financial statements have been adjusted retroactively.

STOCK PLANS

    In April 2000, the stockholders approved the 2000 Stock Plan and the 2000 Employee Stock Purchase Plan. The 2000 Stock Plan provides for up to 1,075,000 shares of stock option grants. The 2000 Employee Stock Purchase Plan provides for up to 215,000 shares of stock purchases by employees.

    In June 2000, 25,800 shares of Series B convertible preferred stock were issued for services received and in connection with established milestones. The value of these services $379,000, based on the value of the Series B convertible preferred stock on the date the milestone was reached, has been included as a component of research and development expense.

    In March and April 2000, warrants to purchase 181,151 shares of Series B, C, D and E convertible preferred stock were exercised for total proceeds of $811,000.

LINE OF CREDIT

    In June 2000, the Company extended its line of credit with a commercial bank through August 2000. The terms of the agreement were substantially the same as the terms in the original agreement (Note 5).

CONTINGENCIES

    The Company is currently party to two legal proceedings.

    CIPHERGEN BIOSYSTEMS, INC., CIPHERGEN TECHNOLOGIES, INC. AND ILLUMESYS PACIFIC, INC. V. MOLECULAR ANALYTICAL SYSTEMS, INC., LUMICYTE, INC. The proceeding was instituted on July 12, 2000 in the Superior Court of the State of California. Molecular Analytical Systems, Inc., or MAS, accused the Company of a material breach of certain Technology Transfer Agreements relating to SELDI technology, and threatened to terminate those agreements unless the Company cures the alleged breach. In particular, MAS has claimed that the Company's business activities including the continued marketing and sale of SELDI information and services to research laboratories and other customers, are a material breach of the technology transfer agreements. In the pending action, the Company is seeking a declaration from the court that its activities do not constitute a material breach, an injunction preventing MAS from terminating the licenses provided by the agreements and other relief. MAS has agreed to toll its notices purporting to terminate the license agreements pending the conclusion of this litigation. The parties have also agreed to a 60 day stay of the litigation, during which the parties have agreed to attempt to resolve their differences.

    MOLECULAR ANALYTICAL SYSTEMS, INC. V. CIPHERGEN BIOSYSTEMS. The proceeding was filed December 9, 1999 in the United States Trademark Trial and Appeal Board. The Company has applied for registration of the term "SELDI" as a trademark. MAS has opposed registration of the trademark and is seeking to have the trademark registered in its name, instead.

                           CIPHERGEN BIOSYSTEMS, INC.

14. SUBSEQUENT EVENTS (CONTINUED)
    Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. However, should the outcome of these matters be unfavorable to the Company, the impact could be material to the Company's consolidated financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 SHARES

                               [CIPHGERGEN LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                    SG COWEN
                                  ING BARINGS
                                UBS WARBURG LLC

                                            , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
Registration fee............................................     $   24,288
NASD filing fee.............................................          9,125
Nasdaq National Market listing fee..........................         95,000
Blue sky qualification fees and expenses....................         10,000
Printing and engraving expenses.............................        300,000
Legal fees and expenses.....................................        500,000
Accounting fees and expenses................................        400,000
Transfer agent and registrar fees...........................         25,000
Miscellaneous expenses......................................        136,587
                                                                 ----------
    Total...................................................     $1,500,000
                                                                 ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees that would require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature).

    These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

    The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Except as otherwise noted, we have issued and sold the following securities within the last three years and through the effective date of this registration:

    On June 2, 2000 we issued 25,800 shares of our Series B preferred stock to Stanford Research Systems under the terms of a product development agreement.

    On April 7, 1997 and March 3, 1998, we sold an aggregate of 1,259,772 shares of our Series C preferred stock at a price of $3.49 per share to eight investors and their affiliates.

    On July 28, 1998, September 30, 1998, and January 2, 1999, we sold an aggregate of 2,904,518 shares of our Series D Preferred Stock at a price of $4.65 per share to 20 investors and their affiliates.

    On March 3, 2000 and March 8, 2000, we sold an aggregate of 4,468,050 shares of our Series E preferred stock at a price of $6.40 per share to 43 investors and their affiliates.

    In connection with our financing activities we issued warrants to investors and lenders as follows: in 1997 we issued warrants to purchase 16,512 shares of Series C preferred stock at $2.91 per share and 19,350 shares of Series C preferred stock at $3.49 per share; in 1998 we issued warrants to purchase 71,358 shares of Series D preferred stock at $4.65 per share; and in 2000 we issued warrants to purchase 63,053 shares of Series E preferred stock at $6.40 per share.

    We issued 23,391 shares of our Series A preferred stock in 1998, at an exercise price per share of $1.16, pursuant to the exercise of warrants issued in connection with our original issuance of our Series A preferred stock.

    We issued 120,686 shares of our Series B preferred stock in 1999 and 2000, at an exercise price per share of $2.33, pursuant to the exercise of warrants issued in connection with our original issuance of our Series B preferred stock.

    We issued 16,512 shares of our Series C preferred stock in 2000, at an exercise price per share of $2.91, pursuant to the exercise of warrants issued in connection with an equipment loan from William R. Green.

    We issued 70,948 shares of our Series D preferred stock in 2000 at an exercise price per share of $4.65 pursuant to the exercise of warrants issued in connection with original issuance of our Series D preferred stock.

    We issued 63,053 shares of our Series E preferred stock in 2000 at an exercise price per share of $6.40 to SG Cowen Securities Corporation, pursuant to the exercise of warrants issued in connection with original issuance of our Series E preferred stock.

    Since our inception, we have granted options to purchase 4,072,266 shares of our common stock to employees, directors and consultants under our 1993 Stock Option Plan at exercise prices ranging from $0.02 to $3.49 per share. Of the 4,072,266 options granted; 1,609,431 remain outstanding, 1,842,472 shares of common stock have been purchased pursuant to exercises of stock options and options to acquire 620,363 shares have been cancelled and became available for grant under our 1993 Stock Option Plan. Of the 1,842,472 shares purchased, 521,023 shares were subject to repurchase.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients either received adequate information about us or had access, through their employment or other relationships with us, to adequate information about us.

    Volpe Brown Whelan & Company acted as placement agent in connection with our private placement of our Series D preferred stock and received compensation for its services as placement agent. SG Cowen Securities Corporation acted as placement agent in connection with our private placement of our Series E preferred stock and received compensation for its services as placement agent. There were no other underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        1.1**           Form of Underwriting Agreement
        3.1**           Amended and Restated Certificate of Incorporation of
                          Registrant in effect prior to completion of this offering
        3.2**           Form of Certificate of Incorporation of Registrant to be
                          effective upon completion of this offering
        3.3**           Amended and Restated Bylaws of Registrant prior to
                          completion of this offering
        3.4**           Amended and Restated Bylaws of Registrant to be effective
                          upon completion of this offering
        4.1**           Form of Registrant's Common Stock Certificate
        5.1**           Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding legality of the securities being issued
       10.1**           Form of Preferred Stock Purchase Agreement
       10.2**           Fourth Amended and Restated Investors Rights Agreement dated
                          March 3, 2000
       10.3**           1993 Stock Option Plan
       10.4**           Form of Stock Option Agreement
       10.5**           2000 Stock Plan and related form of Stock Option Agreement
       10.6**           2000 Employee Stock Purchase Plan
       10.7**           401(k) Plan
       10.8**           Form of Warrant
       10.9**           Form of Proprietary Information Agreement between the
                          Registrant and certain of its employees
       10.10**          Lease Agreement dated March 15, 1996 between Nearon
                          Enterprises, LLC and Registrant and amendments thereto
       10.11**          Lease Agreement dated March 20, 1996, between Nearon
                          Enterprises LLC and Registrant and amendments thereto
       10.12**          Lease Agreement dated January 28, 2000, between the
                          Registrant and John Arrillaga, Trustee of the John
                          Arrillaga Survivor's Trust and Richard T. Peery, Trustee
                          of the Richard T. Peery Separate Property Trust, and
                          Amendment No. 1 dated as of August 8, 2000
       10.13**          Employment Agreement dated as of August 24, 2000 between
                          William E. Rich and the Registrant
       10.14**          Sublease Agreement between the Registrant and BigBand
                          Networks, dated as of August 25, 2000
       10.23**          MAS License Agreement with IllumeSys Pacific, Inc. dated
                          April 7, 1997
       10.24**          MAS License agreement with Ciphergen Technologies, Inc.
                          (formerly ISP Acquisition Corporation) dated April 7, 1997
       10.25**          Joint Venture Agreement between Registrant and Sumitomo
                          Corporation
       10.26**          Distribution and Marketing Agreement between Registrant and
                          Ciphergen Biosystems, K.K. dated March 24, 1999
       10.27**          Joint Development Agreement between Registrant and Stanford
                          Research Systems, Inc., dated as of February 2, 1995 and
                          amendment thereto.
       21.1**           Subsidiaries of Registrant
       23.1**           Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
       23.2             Consent of PricewaterhouseCoopers LLP, Independent
                          Accountants
       24.1**           Power of Attorney
       27.1**           Financial Data Schedule


------------------------

**  previously filed

    (b) FINANCIAL STATEMENT SCHEDULES.

Report of Independent Accountants...........................  S-1
Schedule II--Valuation and Qualifying Accounts..............  S-2

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on the 27th day of September 2000.


                                CIPHERGEN BIOSYSTEMS, INC.

                                By:             /s/ WILLIAM E. RICH
                                     -----------------------------------------
                                                  William E. Rich
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
             /s/ WILLIAM E. RICH               President and Chief Executive
    ------------------------------------         Officer, and Director             September 27, 2000
               William E. Rich                   (PRINCIPAL EXECUTIVE OFFICER)
            /s/ MATTHEW J. HOGAN
    ------------------------------------       Chief Financial Officer             September 27, 2000
              Matthew J. Hogan                   (PRINCIPAL FINANCIAL OFFICER)

                      *
    ------------------------------------       Corporate Controller                September 27, 2000
              Daniel M. Caserza                  (PRINCIPAL ACCOUNTING OFFICER)

                      *
    ------------------------------------                    Director               September 27, 2000
                John A. Young

                      *
    ------------------------------------                    Director               September 27, 2000
            Michael J. Callaghan

                      *
    ------------------------------------                    Director               September 27, 2000
              Barbara J. Dalton

                      *
    ------------------------------------                    Director               September 27, 2000
            Jean-Francois Formela

                      *
    ------------------------------------                    Director               September 27, 2000
              William R. Green

                      *
    ------------------------------------                    Director               September 27, 2000
              James L. Rathmann

                      *
    ------------------------------------                    Director               September 27, 2000
                Daniel Vapnek


*By:               /s/ WILLIAM E. RICH
             -------------------------------
                     William E. Rich
                    ATTORNEY-IN-FACT

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
  of Ciphergen Biosystems, Inc.:

Our audits of the consolidated financial statements referred to in our report dated March 6, 2000, except for Note 14 for which the date is September 26, 2000, appearing in the Registration Statement on Form S-1 of Ciphergen Biosystems, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 6, 2000

                                  SCHEDULE II
                           CIPHERGEN BIOSYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                                                            BALANCE
                                              BALANCE AT      ADDITIONS                                      AT END
                                              BEGINNING       CHARGED TO                       OTHER           OF
                                               OF YEAR         EARNINGS       DEDUCTIONS      CHARGES        PERIOD
                                              ----------      ----------      ----------      --------      --------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
    31-Dec-99...............................    $   40          $   60          $   --         $   --        $  100
    31-Dec-98...............................        --              40              --             --            40
    31-Dec-97...............................        --              --              --             --            --
INVENTORY RESERVE:
    31-Dec-99...............................    $  206          $   40          $   --         $ (177)(1)    $   69
    31-Dec-98...............................       134             117              --            (45)(2)       206
    31-Dec-97...............................        15              74              --             45 (2)       134
DEFERRED TAX VALUATION ALLOWANCE:
    31-Dec-99...............................    $6,701          $2,605          $   --         $   --        $9,306
    31-Dec-98...............................     4,966           1,735              --             --         6,701
    31-Dec-97...............................     2,709           2,257              --             --         4,966
WARRANTY RESERVE:
    31-Dec-99...............................    $   43          $  109          $   91         $   --        $   61
    31-Dec-98...............................        --              (2)             --             45 (2)        43
    31-Dec-97...............................        --              45              --            (45)(2)        --

------------------------

(1) Represents a reclassification between demo reserve and inventory reserve.

(2) Represents a reclassification between inventory reserve and warranty reserve.

                               INDEX TO EXHIBITS


      EXHIBITS
---------------------
 1.1**                  Form of Underwriting Agreement
 3.1**                  Amended and Restated Certificate of Incorporation of
                          Registrant in effect prior to completion of this offering
 3.2**                  Form of Certificate of Incorporation of Registrant to be
                          effective upon completion of this offering
 3.3**                  Amended and Restated Bylaws of Registrant prior to
                          completion of this offering
 3.4**                  Amended and Restated Bylaws of Registrant to be effective
                          upon completion of this offering
 4.1**                  Form of Registrant's Common Stock Certificate
 5.1**                  Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding legality of the securities being issued
10.1**                  Form of Preferred Stock Purchase Agreement
10.2**                  Fourth Amended and Restated Investors Rights Agreement dated
                          March 3, 2000
10.3**                  1993 Stock Option Plan
10.4**                  Form of Stock Option Agreement
10.5**                  2000 Stock Plan and related form of Stock Option Agreement
10.6**                  2000 Employee Stock Purchase Plan
10.7**                  401(k) Plan
10.8**                  Form of Warrant
10.9**                  Form of Proprietary Information Agreement between the
                          Registrant and certain of its employees
10.10**                 Lease Agreement dated March 15, 1996 between Nearon
                          Enterprises, LLC and Registrant and amendments thereto
10.11**                 Lease Agreement dated March 20, 1996, between Nearon
                          Enterprises LLC and Registrant and amendments thereto
10.12**                 Lease Agreement dated January 28, 2000, between the
                          Registrant and John Arrillaga, Trustee of the John
                          Arrillaga Survivor's Trust and Richard T. Peery, Trustee
                          of the Richard T. Peery Separate Property Trust, and
                          Amendment No. 1 dated as of August 8, 2000
10.13**                 Employment Agreement dated as of August 24, 2000, between
                          William E. Rich and the Registrant
10.14**                 Sublease Agreement between the Registrant and BigBand
                          Network, dated as of August 25, 2000
10.23**                 MAS License Agreement with IllumeSys Pacific, Inc. dated
                          April 7, 1997
10.24**                 MAS License agreement with Ciphergen Technologies, Inc.
                          (formerly ISP Acquisition Corporation) dated April 7, 1997
10.25**                 Joint Venture Agreement between Registrant and Sumitomo
                          Corporation
10.26**                 Distribution and Marketing Agreement between Registrant and
                          Ciphergen Biosystems, K.K. dated March 24, 1999
10.27**                 Joint Development Agreement between Registrant and Stanford
                          Research Systems, Inc., dated as of February 2, 1995 and
                          amendment thereto.
21.1**                  Subsidiaries of Registrant
23.1**                  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
23.2                    Consent of PricewaterhouseCoopers LLP, Independent
                          Accountants
24.1**                  Power of Attorney
27.1**                  Financial Data Schedule


------------------------

**  previously filed